As filed with the Securities and Exchange Commission on June 25, 2007 Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

LINEAR TECHNOLOGY CORPORATION
(Exact name of Registrant as specified in its charter)
Delware		94-2778785
(State or other jurisdiction of		(I.R.S. Employer
Incorporation or organization)		Identification Number)
1630 McCarthy Boulevard
Milpitas, CA 95035
(408) 432-1900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Paul Coghlan
Chief Financial Officer
Linear Technology Corporation
1630 McCarthy Boulevard
Milpitas, CA 95035
(408) 432-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Herbert P. Fockler, Esq.`
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304-1050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.00% Convertible Senior Notes due May 1, 2027	$1,000,000,000	$1,000,000,000	$30,700
3.125% Convertible Senior Notes due May 1, 2027	$700,000,000	$700,000,000	$21,490
Common stock, $0.01 par value (2)	33,869,660	— (3)	— (3)

(1) Calculated pursuant to Rule 457(o) under the Securities Act.
(2) Represents the maximum number of shares of common stock issuable upon conversion of the notes and an indeterminate number of additional shares of  common stock issuable upon conversion of the notes pursuant to Rule 416 under the Securities Act of 1933 that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transaction.
(3) Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of common stock issuable upon   conversion of the notes.

Prospectus
$1,700,000,000
Linear Technology Corporation
3.00% Convertible Senior Notes due May 1, 2027
3.125% Convertible Senior Notes due May 1, 2027
and the Common Stock Issuable upon Conversion of the Notes

We issued $1,000,000,000 of our 3.00% Convertible Senior Notes due May 1, 2027 (the “2027A notes”) and $700,000,000 of our 3.125% Convertible Senior Notes due May 1, 2027 (the “2027B notes” and, together with the 2027A notes, the “notes”) in a private placement in April 2007. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

The notes mature on May 1, 2027. We will pay interest on the notes semiannually, in arrears, on each May 1 and November 1, beginning on November 1, 2007 to the holders of record at the close of business on the preceding April 15 and October 15, respectively. In addition, we will pay contingent interest during each six-month period set forth in this prospectus if the average trading price of a note for the five consecutive trading days ending three trading days before the relevant six-month period equals 120% or more of the principal amount of the applicable note. The contingent interest per $1,000 principal amount of notes will equal 0.25% per year of the average trading price of a note during the measuring period.

Holders may convert their notes at their option on any day to and including the business day prior to the maturity date only under the following circumstances: (1) during any calendar quarter after the calendar quarter ending June 30, 2007, if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each trading day of the measurement period was less than 98% of the product of the closing price of our common stock and the conversion rate on each such day; (3) if we have called such notes for redemption; (4) upon the occurrence of specified distributions to holders of our common stock; or (5) upon the occurrence of specified corporate transactions. On and after March 1, 2027, until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion of the notes, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading-day conversion reference period.

We may redeem some or all of the notes for cash at any time on or after May 1, 2014 in the case of the 2027A notes, and November 1, 2010 in the case of the 2027B notes. Holders may require us to repurchase for cash all or a portion of their notes on each of the dates as specified herein or, subject to specified exceptions, upon a fundamental change. Also, if a makewhole fundamental change occurs, we may be required in certain circumstances to increase the applicable conversion rate for any notes converted in connection with such makewhole fundamental change by a specified number of shares of our common stock.

The notes are our unsubordinated, unsecured obligations and rank equal in right of payment with all of our other existing and future unsubordinated, unsecured obligations and rank junior in right of payment to any of our secured obligations to the extent of the value of the collateral securing such obligations. Our obligations under the notes are not guaranteed by, and are effectively subordinated in right of payment to, all existing and future obligations of, our subsidiaries.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “LLTC”. The closing price of our common stock on the Nasdaq Global Select Market on June 22, 2007 was $35.68 per share. The notes are eligible for trading on The PORTAL(SM) Market.

Investing in the notes involves risks.  See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2007.

You should rely only on the information contained in this prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This prospectus may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.

Linear Technology Corporation

Linear Technology Corporation designs, manufactures and markets a broad line of standard high performance linear integrated circuits. Linear (or analog) integrated circuits monitor, condition, amplify or transform continuous analog signals associated with physical properties, such as temperature, pressure, weight, light, sound or speed, and play an important role in bridging between real world phenomena and a variety of electronic systems. Linear integrated circuits also provide voltage regulation and power control to electronic systems, especially in hand-held battery powered systems.

We emphasize standard products to address larger markets and to reduce the risk of dependency upon a single customer’s requirements. We target the high performance segment of the analog integrated circuit market.  “High performance” may be characterized by higher precision, higher efficiency, lower noise, higher speed, more subsystem integration on a single chip and many other special features. We compete primarily on the basis of performance, functional value, quality, reliability and service. We focus virtually all of our design efforts on proprietary products, which at the time of introduction are original designs by us offering unique characteristics differentiating them from those offered by competitors.

Our principal product categories are amplifiers, high speed amplifiers, voltage regulators, voltage references, interfaces, data converters, radio frequency circuits and other linear circuits, including buffers, battery monitors, motor controllers, hot swap circuits, comparators, sample-and-hold devices, drivers and filters (both switched capacitor and continuous time). We manufacture, assemble and test the majority of our products at our own wafer fabrication facilities, located in Camas, Washington and Milpitas, California, our assembly facility located in Malaysia and our test facility located in Singapore.

Our products are sold to over 15,000 original equipment manufacturer (OEM) customers directly and/or through the sales distributor channel for use in various applications including telecommunications, cellular telephones, networking products, notebook computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems. We focus on providing our customers with sophisticated technical and sales support and customer service to ensure high quality, reliability, performance and on-time delivery.

We are a Delaware corporation. We were organized and incorporated in California in 1981. The initial public offering of our stock occurred in May 1986. Our stock is traded on the Nasdaq Global Select Market under the symbol “LLTC”. Our corporate headquarters are located at 1630 McCarthy Blvd., Milpitas, CA 95035, and our main telephone number is (408) 432-1900. We maintain a website at www.linear.com. The contents of our website are not incorporated into, or otherwise to be regarded as part of, this prospectus.

The Offering

Issuer	Linear Technology Corporation
Notes Offered	$1,000,000,000 aggregate principal amount of 3.00% Convertible Senior Notes due May 1, 2027 $700,000,000 aggregate principal amount of 3.125% Convertible Senior Notes due May 1, 2027
Maturity Date	May 1, 2027.
Interest Payment Dates	May 1 and November 1 of each year, beginning on November 1, 2007.
Interest
3.00% per annum, in respect of the 2027A notes, and 3.125% per annum, in respect of the 2027B notes, in each case payable semiannually, in arrears. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Contingent Interest
We will also pay contingent interest to the holders of the notes during any six-month period from May 1 to October 31 and from November 1 to April 30 commencing with the period beginning May 1, 2014 in the case of the 2027A notes and the period beginning November 1, 2010 in the case of the 2027B notes, if the average trading price of a 2027A note or 2027B note, as the case may be, for the five consecutive trading days ending three trading days before the relevant six-month period equals 120% or more of the principal amount of the applicable notes.
The amount of contingent interest payable per note in respect of any six-month period will equal 0.25% per year of the average trading price of a 2027A note or 2027B note, as the case may be, for the five trading day period referred to above.

Ranking
The notes are our unsubordinated unsecured obligations and:

•  rank equal in right of payment with all of our other existing and future unsubordinated, unsecured obligations;

•  rank junior in right of payment to any of our secured obligations to the extent of the value of the collateral securing such obligations; and

•  are effectively subordinated in right of payment to all existing and future indebtedness and liabilities of our subsidiaries.

Conversion
Holders may convert their notes at their option on any day to and including the business day immediately preceding the maturity date only under the following circumstances:

•  during any calendar quarter after the calendar quarter ending June 30, 2007, if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•  during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per $1000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate on each such day;

•  if we have called such notes for redemption;

•  upon the occurrence of specified distributions to holders of our common stock; or

•  upon the occurrence of specified corporate transactions.
On and after March 1, 2027, until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.
The initial conversion rate of the 2027A notes is 20.00 shares per $1,000 principal amount of 2027A notes, and the initial conversion rate of the 2027B notes is 19.8138 shares per $1,000 principal amount of 2027B notes, in each case, subject to adjustments for certain events. The initial conversion rate for the 2027A notes is equivalent to a conversion price of approximately $50.00 per share and the initial conversion rate for the 2027B notes is equivalent to a conversion price of approximately $50.47 per share. In addition, if a fundamental change occurs, we may be required in certain circumstances to increase the applicable conversion rate.
Except as described in “Description of the Notes—Conversion of Notes”, upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest (including contingent interest or additional interest, if any).

Conversion Settlement
Upon conversion of the notes, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading day conversion reference period.  See “Description of the Notes—Conversion of Notes— Settlement upon Conversion”.

Purchase at Holder’s Option on Specified Dates

A holder of 2027A notes may require us to repurchase some or all of its notes for cash on May 1, 2014, May 1, 2017 and May 1, 2022 and a holder of 2027B notes may require us to repurchase some or all of its notes on November 1, 2010, May 1, 2017 and May 1, 2022, in each case, at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, including contingent interest and additional interest, if any, in each case to, but not including, the applicable specified purchase date. See “Description of the Notes—Purchase of Notes at Your Option on Specified Dates”.

Purchase at Holder’s Option upon a Fundamental Change

A holder may require us to repurchase some or all of its notes not previously called for redemption for cash upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, including contingent interest and additional interest, if any, in each case to, but not including, the fundamental change repurchase date. See “Description of the Notes—Repurchase of Notes at the Option of Holders upon a Fundamental Change”.

Conversion Rate Adjustment upon a Fundamental Change

If a makewhole fundamental change occurs, we may be required in certain circumstances to increase the applicable conversion rate for any notes converted in connection with such makewhole fundamental change by a specified number of shares of our common stock. A description of how the applicable conversion rate will be increased and tables showing the applicable conversion rate that would apply at various stock prices and fundamental change effective dates are set forth under “Description of the Notes—Conversion of Notes—Increase of Conversion Rate upon Certain Fundamental Changes”.

Optional Redemption

We may not redeem the 2027A notes before May 1, 2014 or the 2027B notes before November 1, 2010. We may redeem some or all of the 2027A notes for cash on or after May 1, 2014, and some or all of the 2027B notes for cash on or after November 1, 2010, in each case on at least 20 days and no more than 60 days notice at a redemption price equal to 100% of the principal amount of the applicable notes being redeemed, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to, but not including, the redemption date. See “Description of the Notes—Optional Redemption by Linear”.

Sinking Fund	None.
Use of Proceeds	We will not receive any proceeds from this offering.
Trustee and Paying Agent	U.S. Bank National Association.
Listing and Trading	Our common stock is listed on the Nasdaq Global Select Market under the symbol “LLTC”. The notes are eligible for trading on The PORTAL(SM) Market.
Governing Law	The indentures and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.
Accelerated Share Repurchase

In connection with the original issuance of the notes in a private placement in April 2007 (the “Private Placement Offering”), we entered into an accelerated share repurchase transaction with respect to our common stock with the initial purchaser of the notes, who is referred to for the purpose of the accelerated share repurchase as the repurchase counterparty. During the term of the accelerated share repurchase transaction, which is expected to extend approximately nine months from April 18, 2007, the repurchase counterparty or its affiliates will purchase shares of our common stock. See “Accelerated Share Repurchase Transaction”.

Other activity by the repurchase counterparty or its affiliates in connection with the accelerated share repurchase transaction may affect the value of the notes and our common stock. See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—The accelerated share repurchase transaction may affect the value of the notes and our common stock”.

Risk Factors

See “Risk Factors” beginning on page 6 of this prospectus for a discussion of certain factors that you should carefully consider before investing in the notes.

RISK FACTORS

These risks and uncertainties are not the only ones facing our company.  Additional risks and uncertainties that we are unaware of or currently deem immaterial may also become important factors that may harm our business.  If any of the following risks actually occur, or other unexpected events occur, our business, financial condition and results of operations could be materially adversely affected, the value of our stock could decline, and investors may lose part or all of their investment.  You should consider the following risks, as well as the other information included or incorporated by reference in this prospectus, before deciding to invest in the notes.

Risks Related to Our Business

Downturns in the business cycle could adversely affect our revenues and profitability.

The semiconductor market has historically been cyclical and subject to significant economic downturns at various times.  The cyclical nature of the semiconductor industry may cause us to experience substantial period-to-period fluctuations in our results of operations.  The growth rate of the global economy is one of the factors affecting demand for semiconductor components.  Many factors could adversely affect regional or global economic growth including increased price inflation for goods, services or materials, rising interest rates in the United States and the rest of the world, a significant act of terrorism which disrupts global trade or consumer confidence, geopolitical tensions including war and civil unrest, reduced levels of economic activity, or disruptions of international transportation.

Typically, our ability to meet our revenue goals and projections is dependent to a large extent on the orders we receive from our customers within the period and by our ability to match inventory and current production mix with the product mix required to fulfill orders on hand and orders received within a period for delivery in that period.  Because of this complexity in our business, no assurance can be given that we will achieve a match of inventory on hand, production units, and shippable orders sufficient to realize quarterly or annual revenue and net income goals.

Volatility in customer demand in the semiconductor industry could affect future levels of sales and profitability and limit our ability to predict such levels.

Historically, we have maintained low lead times, which has enabled customers to place orders close to their true needs for product.  In defining our financial goals and projections, we consider inventory on hand, backlog, production cycles and expected order patterns from customers.  If our estimates in these areas become inaccurate, we may not be able to meet our revenue goals and projections.  In addition, some customers require us to manufacture product and have it available for shipment, even though the customer is unwilling to make a binding commitment to purchase all, or even some, of the product.  As a result, in any quarterly fiscal period we are subject to the risk of cancellation of orders leading to a fall-off of sales and backlog.  Further, those orders may be for products that meet the customer’s unique requirements so that those cancelled orders would, in addition, result in an inventory of unsaleable products, and thus potential inventory write-offs.  We routinely estimate inventory reserves required for such products, but actual results may differ from these reserve estimates.

We generate revenue from thousands of customers worldwide and our revenues are diversified by end-market and geographical region.  However, the loss of, or a significant reduction of purchases by a portion of our customer base could adversely affect our results of operations.  We can lose a customer due to a change in the customer’s design or purchasing practices.  In addition, the timing of customers’ inventory adjustments may adversely affect our results of operations.

We may be unsuccessful in developing and selling new products required to maintain or expand our business.

The markets for our products depend on continued demand for our products in the communications, industrial, computing, high-end consumer and automotive end-markets.  The semiconductor industry is characterized by rapid technological change, variations in manufacturing efficiencies of new products, and significant expenditures for capital equipment and product development.  New product introductions are a critical factor for future sales growth and sustained profitability and can present significant business challenges because product development commitments and expenditures must be made well in advance of the related revenues.  The success of a new product depends on a variety of factors including accurate forecasts of long-term market demand and future technological developments, timely and efficient completion of process design and development, timely and efficient implementation of manufacturing and assembly processes, product performance, quality and reliability of the product, and effective marketing, sales and service.

Although we believe that the high performance segment of the linear integrated circuit market is generally less affected by price erosion or by significant expenditures for capital equipment and product development than other semiconductor market sectors, future operating results may reflect substantial period-to-period fluctuations due to these or other factors.

Our manufacturing operations may be interrupted or suffer yield problems.

We rely on our internal manufacturing facilities located in California and Washington to fabricate most of our wafers, although we depend on outside silicon foundries for a small portion (less than 5%) of our wafer fabrication.  We could be adversely affected in the event of a major earthquake, which could cause temporary loss of capacity, loss of raw materials, and damage to manufacturing equipment.  Additionally, we rely on our internal and external assembly and testing facilities located in Singapore and Malaysia.  We are subject to economic and political risks inherent to international operations, including changes in local governmental policies, currency fluctuations, transportation delays and the imposition of export controls or increased import tariffs.  We could be adversely affected if any such changes are applicable to our foreign operations.

Our manufacturing yields are a function of product design and process technology, both of which are developed by us.  The manufacture and design of integrated circuits is highly complex.  We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, equipment malfunctioning construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues or increases in fixed costs.  To the extent we do not achieve acceptable manufacturing yields or there are delays in wafer fabrication, our results of operations could be adversely affected.  In addition, operating expenses related to increases in production capacity may adversely affect our operating results if revenues do not increase proportionately.

Our dependence on third party foundries and other manufacturing subcontractors may cause delays beyond our control in delivering our products to our customers.

A portion of our wafers (approximately 20%) are processed offshore by independent assembly subcontractors located in Malaysia and Thailand.  These subcontractors separate wafers into individual circuits and assemble them into various finished package types.  Reliability problems experienced by our assemblers could cause problems in delivery and quality, resulting in potential product liability to us.  We could also be adversely affected by political disorders, labor disruptions, and natural disasters in these locations.

We are dependent on outside silicon foundries for a small portion (less than 5%) of our wafer fabrication.  As a result, we cannot directly control delivery schedules for these products, which could lead to product shortages, quality assurance problems and increases in the cost of our products.  We may experience delays in delivering our products to our customers.  If these foundries are unable or unwilling to produce adequate supplies of processed wafers conforming to our quality standards, our business and relationships with our customers for the limited quantities of products produced by these foundries could be adversely affected.  Finding alternate sources of supply or initiating internal wafer processing for these products may not be economically feasible.  In addition, the manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment.  Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by a third party foundry could adversely affect the foundry’s ability to achieve acceptable manufacturing yields and product reliability.

We rely on third party suppliers for materials, supplies, and subcontract services that may not have adequate capacity to meet our product delivery requirements.

The semiconductor industry has experienced a very large expansion of fabrication capacity and production worldwide over time.  As a result of increasing demand from semiconductor and other manufacturers, availability of certain basic materials and supplies, such as chemicals, gases, polysilicon, silicon wafers, ultra-pure metals, lead frames and molding compounds, and of subcontract services, like epitaxial growth, ion implantation and assembly of integrated circuits into packages, have from time to time, over the past several years, been in short supply and could come into short supply again if overall industry demand continues to increase in the future.  In addition, from time to time natural disasters can lead to a shortage of some of the above materials due to disruption of the manufacturer’s production.  We do not have long-term agreements providing for all of these materials, supplies, and services, and shortages could occur as a result of capacity limitations or production constraints on suppliers that could have a materially adverse effect on our ability to achieve our planned production.

A number of our products use components that are purchased from third parties.  Supplies of these components may not be sufficient to meet all customer requested delivery dates for products containing the components, which could adversely affect future sales and earnings.  Additionally, significant fluctuations in the purchase price for these components could affect gross margins for the products involved.  Suppliers could also discontinue the manufacture of such purchased products or could have quality problems that could affect our ability to meet customer commitments.  In addition, suppliers of semiconductor manufacturing equipment are sometimes unable to deliver test and/or fabrication equipment to a schedule or equipment performance specification that meets our requirements.  Delays in delivery of equipment needed for growth could adversely affect our ability to achieve our manufacturing and revenue plans in the future.

We are exposed to business, economic, political and other risks through our significant worldwide operations.

During fiscal year 2006, 70% of our revenues were derived from customers in international markets.  Also, we have test and assembly facilities outside the United States in Singapore and Malaysia.  Accordingly, we are subject to the economic and political risks inherent in international operations and their impact on the United States economy in general, including the risks associated with ongoing uncertainties and political and economic instability in many countries around the world as well as the economic disruption from acts of terrorism, and the response to them by the United States and its allies.

We are subject to litigation risks, including litigation relating to allegations regarding our stock option granting practices.

We are subject to various legal proceedings arising out of a wide range of matters, including, among others, patent suits, securities issues and employment claims.  From time to time, as is typical in the semiconductor industry, we receive notice from third parties alleging that our products or processes infringe the third parties’ intellectual property rights.  If we are unable to obtain a necessary license, and one or more of our products or processes are determined to infringe intellectual property rights of others, a court might enjoin us from further manufacture and/or sale of the affected products.  In that case, we would need to re-engineer the affected products or processes in such a way as to avoid the alleged infringement, which may or may not be possible.  An adverse result in litigation arising from such a claim could involve an injunction to prevent the sales of a portion of our products, a reduction or the elimination of the value of related inventories, and/or the assessment of a substantial monetary award for damages related to past sales.  We do not believe that our current lawsuits will have a material impact on our business or financial condition.  However, current lawsuits and any future lawsuits will divert resources and could result in the payment of substantial damages.  In addition, we may incur significant legal costs to assert our intellectual property rights when we believe our products or processes have been infringed by third parties.

We previously disclosed in press releases that the SEC and the United States Justice Department have initiated informal inquiries into our stock option granting practices.  In addition, on September 5, 2006, we received an Information Document Request from the Internal Revenue Service (“IRS”) concerning our stock option grants and grant practices.  We are cooperating with the SEC, IRS and the Department of Justice.  In addition, various of our current and former directors and officers have been named as defendants in two consolidated stockholder derivative actions filed in the United States District Court for the Northern District of California, captioned In re Linear Technology Corporation Stockholder Derivative Litigation (N.D. Cal.) (the “Federal Action”); and three substantially similar consolidated stockholder derivative actions filed in California state court, captioned In re Linear Technology Corporation Stockholder Derivative Litigation (Santa Clara County Superior Court) (the “State Action”).  Plaintiffs in the Federal and State Actions allege that the defendant directors and officers backdated stock option grants during the period from 1997 through 2002.  Both actions assert claims for breach of fiduciary duty and unjust enrichment.  The Federal Action also alleges that the defendants breached their fiduciary duty by allegedly violating Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, while the State Action also alleges that certain of the defendants aided and abetted one another’s alleged breach of fiduciary duty, wasted corporate assets, engaged in insider trading in connection with the purportedly backdated option grants, in violation of the California Corporations Code.  Both Actions seek to recover unspecified money damages, disgorgement of profits and benefits, equitable relief and attorneys’ fees and costs.  The State Action also seeks restitution, rescission of certain defendants’ option contracts, and imposition of a constructive trust over the option contracts.  We are named as a nominal defendant in both the Federal and State Actions, thus no recovery against us is sought.

We may be unable to adequately protect our proprietary rights, which may impact our ability to compete effectively.

Our success depends in part on our proprietary technology.  While we attempt to protect our proprietary technology through patents, copyrights and trade secret protection, we believe that our success also depends on increasing our technological expertise, continuing our development of new products and providing comprehensive support and service to our customers.  However, we may be unable to protect our technology in all instances, or our competitors may develop similar or more competitive technology independently.  We currently hold a number of United States and foreign patents and pending patent applications.  However, other parties may challenge or attempt to invalidate or circumvent any patents the United States or foreign governments issue to us or these governments may fail to issue patents for pending applications.  In addition, the rights granted or anticipated under any of these patents or pending patent applications may be narrower than we expect or, in fact provide no competitive advantages.  Furthermore, effective patent, trademark, copyright, maskwork and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.  We may incur significant legal costs to protect our intellectual property.

We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our collaborators, advisors, employees and consultants.  We cannot assure you that these agreements will always be undertaken or will not be breached or that we will have adequate remedies for any breach.

We have received, and may receive in the future, notices of claims of infringement and misappropriation of other parties’ proprietary rights.  In the event of an adverse decision in a patent, trademark, copyright, maskwork or trade secret action, we could be required to withdraw the product or products found to be infringing from the market or redesign products offered for sale or under development.  Whether or not these infringement claims are successfully asserted, we would likely incur significant costs and diversion of our resources with respect to the defense of these claims.  In the event of an adverse outcome in any litigation, we may be required to pay substantial damages, including enhanced damages for willful infringement, and incur significant attorneys’ fees, as well as indemnify customers for damages they might suffer if the products they purchase from us infringe intellectual property rights of others.  We could also be required to stop our manufacture, use, sale or importation of infringing products, expend significant resources to develop or acquire non-infringing technology, discontinue the use of some processes, or obtain licenses to intellectual property rights covering products and technology that we may, or have been found to, infringe or misappropriate such intellectual property rights.

The transition to lead-free products may adversely affect our results of operations.

Customers are requiring that we offer our products in lead-free packages.  Governmental regulations in certain countries and customers’ intention to produce products that are less harmful to the environment has resulted in a requirement from many of our customers to purchase integrated circuits that do not contain lead.  We have responded by offering our products in lead-free versions.  While the lead-free versions of our products are expected to be more friendly to the environment, the ultimate impact is uncertain.  The transition to lead-free products may produce sudden changes in demand depending on the packaging method used, which may result in excess inventory of products packaged using traditional methods.  This may have an adverse effect on our results of operations.  In addition, the quality, cost and manufacturing yields of the lead-free products may be less favorable compared to the products packaged using more traditional materials which may result in higher costs to us.

Our products may contain defects that could affect our results of operations.

Our products may contain undetected errors or defects.  Such problems may cause delays in product introductions and shipments, result in increased costs and diversion of development resources, cause us to incur increased charges due to obsolete or unusable inventory, require design modifications, or decrease market acceptance or customer satisfaction with these products, which could result in product returns.  In addition, we may not find defects or failures in our products until after commencement of commercial shipments, which may result in loss or delay in market acceptance and could significantly harm our operating results.  Our current or potential customers also might seek to recover from us any losses resulting from defects or failures in our products; further, such claims might be significantly higher than the revenues and profits we receive from our products involved as we are usually a component supplier with limited value content relative to the value of a complete system or sub-system.  Liability claims could require us to spend significant time and money in litigation or to pay significant damages for which we may have insufficient insurance coverage.  Any of these claims, whether or not successful, could seriously damage our reputation and business.

If we fail to attract and retain qualified personnel, our business may be harmed.

Our performance is substantially dependent on the performance of our executive officers and key employees.  The loss of the services of key officers, technical personnel or other key employees could harm the business.  Our success depends on our ability to identify, hire, train, develop and retain highly qualified technical and managerial personnel.  Failure to attract and retain the necessary technical and managerial personnel could harm us.

We may not be able to compete successfully in markets within the semiconductor industry in the future.

We compete in the high performance segment of the linear market.  Our competitors include among others, Analog Devices, Inc., Intersil, Maxim Integrated Products, Inc., National Semiconductor Corporation and Texas Instruments, Inc.  Competition among manufacturers of linear integrated circuits is intense, and certain of our competitors may have significantly greater financial, technical, manufacturing and marketing resources than us.  The principal elements of competition include product performance, functional value, quality and reliability, technical service and support, price, diversity of product line and delivery capabilities.  We believe we compete favorably with respect to these factors, although it may be at a disadvantage in comparison to larger companies with broader product lines and greater technical service and support capabilities.

Environmental liabilities could force us to expend significant capital and incur substantial costs.

Federal, state and local regulations impose various environmental controls on the storage, use, discharge and disposal of certain chemicals and gases used in semiconductor processing.  Our facilities have been designed to comply with these regulations, and we believe that our activities conform to present environmental regulations.  Increasing public attention has, however, been focused on the environmental impact of electronics manufacturing operations.  While we to date have not experienced any materially adverse business effects from environmental regulations, there can be no assurance that changes in such regulations will not require us to acquire costly remediation equipment or to incur substantial expenses to comply with such regulations.  Any failure by us to control the storage, use or disposal of, or adequately restrict the discharge of hazardous substances could subject us to significant liabilities.

Our financial results may be adversely affected by increased tax rates and exposure to additional tax liabilities.

As a global company, our effective tax rate is highly dependent upon the geographic composition of worldwide earnings and tax regulations governing each region.  We are subject to income taxes in both the United States and various foreign jurisdictions, and significant judgment is required to determine worldwide tax liabilities.  Our effective tax rate as well as the actual tax ultimately payable could be adversely affected by changes in the split of earnings between countries with differing statutory tax rates, in the valuation of deferred tax assets, in tax laws or by material audit assessments, which could affect our profitability.  In addition, the amount of income taxes we pay is subject to ongoing audits in various jurisdictions, and a material assessment by a governing tax authority could affect our profitability.

Our stock price may be volatile.

Although we believe that we have the product lines, manufacturing facilities and technical and financial resources for our current operations, revenues and profitability can be significantly affected by the above and other factors.  Additionally, our common stock could be subject to significant price volatility should sales and/or earnings fail to meet the expectations of the investment community.  Furthermore, stocks of high technology companies are subject to extreme price and volume fluctuations that are often unrelated or disproportionate to the operating performance of these companies.

Our certificate of incorporation and by-laws include anti-takeover provisions that may enable our management to resist an unwelcome takeover attempt by a third party.

Our organizational documents and Delaware law contain provisions that might discourage, delay or prevent a change in control of our company or a change in our management.  Our board of directors may also choose to adopt further anti-takeover measures without stockholder approval.  The existence and adoption of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Risks Related to the Notes, Our Common Stock and this Offering

Following the completion of the Private Placement Offering, we increased our leverage and we may depend on the cash flows of our subsidiaries in order to satisfy our obligations under the notes.

We are an operating entity that also conducts a portion of our business through our subsidiaries.  Our operating cash flows and consequently our ability to service our debt, including the notes, is therefore partially dependent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries.  Our subsidiaries are separate and distinct legal entities.  Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments.  In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.  Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings.  Debt service obligations arising from the notes could adversely affect us in a number of ways, including by:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other corporate purposes;

•	limiting our flexibility in implementing our business strategy and in planning for, or reacting to, changes in our business;

•	placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

•	decreasing our debt ratings and increasing our cost of borrowed funds;

•	making us more vulnerable to a downturn in our business or the economy generally;

•	subjecting us to the risk of being forced to refinance at higher interest rates these amounts when due; and

•
requiring us to use a substantial portion of our cash to pay principal and interest on our debt instead of contributing those funds to other purposes such as working capital, capital expenditures or other corporate purposes.

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

We are not restricted under the terms of the notes or the indentures from incurring additional indebtedness, including secured debt.  In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.  Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.  In addition, we are not restricted from repurchasing common stock by the terms of the notes.

Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured debt.

None of our subsidiaries guarantee our obligations under, or have any obligation to pay any amounts due on, the notes.  As a result, the notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables.  Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization are generally subject to the prior claims of those subsidiaries’ creditors.  At December 31, 2006, our subsidiaries had no indebtedness outstanding and approximately $16 million of other liabilities outstanding (excluding intercompany liabilities).

In addition, the notes are not secured by any of our assets or those of our subsidiaries.  As a result, the notes are effectively subordinated to any secured debt we may incur.  In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes.  In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

We may not have the ability to repurchase the notes in cash at the option of the holder on specified dates or upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indentures governing the notes.

Holders of the notes have the right to require us to repurchase the notes for cash upon the occurrence of a fundamental change and on specified dates as described under “Description of the Notes”.  We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms.  In addition, upon conversion of the notes we will be required to make cash payments to the holders of the notes equal to the lesser of the principal amount of the notes being converted and the conversion value of those notes as described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion”.  Such payments could be significant, and we may not have sufficient funds to make them at such time.

A fundamental change may also constitute an event of default under, or result in the acceleration of the maturity of, our then-existing indebtedness.  Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.  Our failure to repurchase the notes or pay cash in respect of conversions when required would result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes.  However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions.  For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes.  In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Upon conversion of the notes, we will pay an amount in cash that is based upon a conversion reference period, and you may receive less proceeds than expected.

We may satisfy some or all of our conversion obligation in cash and the remainder in shares.  If we choose to satisfy our conversion obligation in a combination of cash and shares, the number of shares to be delivered will be calculated on a proportionate basis for each day of a 20 trading day conversion reference period.  Accordingly, upon conversion of a note, holders may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.  In addition, because of the 20 trading day conversion reference period, settlement generally will be delayed until the 23rd trading day following the related conversion date.  See “Description of the Notes—Conversion of Notes—Settlement upon Conversion”.

Our failure to convert the notes into cash or a combination of cash and shares upon exercise of a holder’s conversion right in accordance with the provisions of the indentures would constitute a default under the applicable indenture.  In addition, a default under either indenture could lead to a default under existing and future agreements governing our indebtedness.  If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

Restricted convertibility of the notes could result in your receiving less than the value of the cash and common stock, if any, into which a note would otherwise be convertible.

Prior to March 1, 2027, the notes are convertible only if specified conditions are met.  If these conditions are not met, you will not be able to convert your notes, and you will not be able to receive the cash and common stock, if any, into which the notes would otherwise be convertible.

The applicable conversion rate of the notes may not be adjusted for all dilutive events.

The applicable conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock (including the stock of a subsidiary), indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes— Conversion of Notes—Conversion Rate Adjustments”.  However, the applicable conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or the common stock.  An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the applicable conversion rate.

The adjustment to the applicable conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a makewhole fundamental change occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted during a specified period of time following the effective date of such makewhole fundamental change.  The adjustment to the applicable conversion rate for notes converted in connection with such fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.  In addition, if the price of our common stock in the transaction is greater than $150.00 per share or less than $36.05 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate.  In no event will the total number of shares of common stock added to the conversion rate as a result of such makewhole fundamental change exceed 7.74 per $1,000 principal amount of 2027A notes or 7.93 per $1,000 principal amount of 2027B notes, in each case subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion of Notes— Conversion Rate Adjustments”.

Our obligation to increase the conversion rate in connection with any such makewhole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile.  You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes.  As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price or the price you paid for them.  Although the notes are eligible for trading in PORTAL, we do not intend to list the notes on any national securities exchange.  The initial purchaser advised us that it intended to make a market in the notes after this offering was completed, but it has no obligation to do so and may cease any market-making at any time without notice.  In addition, market-making will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of any shelf registration statement.  The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the market prices of our common stock;

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

The notes may not be rated or may receive a lower rating than anticipated.

We intend to seek a rating on the notes.  However, we may not receive such a rating, or, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes could be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the notes), but if you subsequently convert your notes and receive common stock upon such conversion, you will be subject to all changes affecting the common stock.  You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes.  For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Our stock price has been volatile historically and may continue to be volatile.  The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations.  From July 3, 2006 through June 22, 2007, the closing price of our common stock on the Nasdaq Global Select Market ranged from $29.87 to $38.74  per share , and the closing price on June 22, 2007 was $35.68  per share.  Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies.  These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.  Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes.  Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock.  In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Additionally, lack of positive performance in our stock price may adversely affect our ability to retain key employees.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities.  We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes.  The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock.  This hedging or arbitrage could, in turn, affect the market price of the notes.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

To the extent we deliver common stock on conversion of some or all of the notes the ownership interests of existing stockholders may be diluted.  Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.  In addition, the anticipated conversion of the notes into cash and shares of our common stock could depress the price of our common stock.

The accelerated share repurchase transactions may affect the value of the notes and our common stock.

Concurrently with the pricing of the notes in their initial offering, we entered into an accelerated share repurchase transaction with an affiliate of Credit Suisse Securities (USA) LLC, whom we refer to as the repurchase counterparty.  In connection with establishing its initial hedge of this transaction, the repurchase counterparty or an affiliate thereof entered into various derivative transactions with respect to our common stock and/or purchased shares of our common stock in secondary market transactions concurrently with or shortly after the pricing of the notes.  These activities could have, or have had, the effect of increasing or preventing a decline in, the price of our common stock.  In addition, the repurchase counterparty or an affiliate thereof  purchased shares of our common stock, and modified its hedge position by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions, prior to the final settlement of the accelerated share repurchase transaction, which is expected to occur approximately nine months from the pricing date for the notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the amount of cash and/or number of shares of our common stock, if any, as well as the value of such common stock, that you may receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

The exact number of shares of our common stock to be repurchased with the first $1.5 billion of the accelerated share repurchase transaction will be determined based on the volume weighted average price of our stock over a period of approximately three months, which price is not subject to a cap or a floor.  We cannot now determine the minimum number of shares we will repurchase pursuant to such portion of the transaction and may receive fewer shares than we anticipate and pay a higher price for those shares than we anticipate.  In addition, while the second $1.5 billion of the transaction provides for both a minimum and a maximum number of shares that we will repurchase, we do not know the number of shares we will repurchase within that range.  Thus, the number of shares we will repurchase in the accelerated share repurchase transaction is uncertain, and the trading price of our common stock may be impacted by the ultimate number of shares we repurchase.

The accounting method for convertible debt securities with net share settlement, like the notes, may be subject to change.

For the purpose of calculating diluted earnings per share, a convertible debt security providing for net share settlement of the conversion value and meeting specified requirements under Emerging Issues Task Force, or EITF, Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” is accounted for interest expense purposes similarly to non-convertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for under the treasury stock method.  The effect of the treasury stock method is that the shares potentially issuable upon conversion of the notes are not included in the calculation of our earnings per share except to the extent that the conversion value of the notes exceeds their principal amount, in which event the number of shares of our common stock necessary to settle the conversion are treated as having been issued for earnings per share purposes.

The EITF is reviewing, among other things, the accounting method for net share settled convertible securities.  A subcommittee of the EITF is considering a proposed method for accounting for net share settled convertible securities under which the debt and equity components of the security would be bifurcated and accounted for separately.  We cannot predict the outcome of the EITF deliberations or any other changes in GAAP that may be made affecting accounting for convertible debt securities.  Any change in the accounting method for convertible debt securities could have an adverse impact on our past or future financial results.  These impacts could adversely affect the trading price of our common stock and in turn negatively impact the trading price of the notes.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes.  Instead, DTC, or its nominee, will be the sole holder of the notes.  Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC.  Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants.  Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes.  Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant.  We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes.  There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

You should consider the U.S. federal income tax considerations of owning the notes.

Under the indentures governing the notes, we and each holder of a note agree to treat the notes for U.S. federal income tax purposes indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments.

Consequently, even if we do not pay any contingent interest on the notes, generally you will be required to accrue interest income at a constant rate of 7.00% per year (subject to certain adjustments), compounded semiannually, which represents the estimated yield that we would pay on comparable non-contingent, non-convertible, fixed rate instruments with terms and conditions otherwise similar to the notes.  The amount of interest that you will be required to include in income for each year generally will be in excess of the stated interest payments on the notes (including any contingent interest payments) for that year.

You will also recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note.  Any gain recognized by you on the sale, exchange, conversion, redemption or repurchase of a note will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income and thereafter will be treated as capital loss.

You generally will be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution out of our earnings and profits to holders of common stock, and may be deemed to receive such a distribution in certain other situations requiring a conversion rate adjustment.  See “Dividend Policy”.  For a Non-U.S. Holder (as defined below under “Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders”), such a deemed distribution generally will be subject to U.S. federal withholding tax requirements at a statutory rate of 30% or such lower rate specified under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence.  Such withholding tax may be set off against subsequent payments on the notes.

FORWARD-LOOKING STATEMENTS

The discussions in this prospectus and the documents incorporated by reference herein contain statements that are not historical in nature, but are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties, including, but not limited to, statements regarding future revenues and profits; future conditions in our markets; availability of resources and manufacturing capacity, and the anticipated impact of current and future lawsuits and investigations, which forward-looking statements are dependent on certain risks and uncertainties including such factors, among others, as the timing, volume and pricing of new orders for our products, timely ramp-up of new facilities, the timely introduction of new processes and products, general conditions in the world economy and financial markets, and other factors described under the heading “Risk Factors” above. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” “plan,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements are made as of the date hereof and are based on our current expectations, beliefs and intentions regarding future events or our financial performance and the information available to management as of the date hereof. Except as required by law, we assume no responsibility to update any such forward-looking statements. Our actual results could differ materially from those expected, discussed or projected in the forward-looking statements contained in this prospectus and the documents incorporated by reference herein for any number of reasons, including, but not limited to, the materialization of one or more of the risks discussed under the heading “Risk Factors” above.

USE OF PROCEEDS

All sales of the notes or shares of common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in this prospectus or any prospectus supplement.  We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges on a historical basis for the periods indicated is set forth below.
	Nine Months Ended			Year Ended (1)
	April 1, 2007	July 2, 2006	July 3, 2005	June 27, 2004	June 29, 2003	June 30, 2002
Ratio of earnings to fixed charges	210x	199x	170x	125x	176x	245x

(1)
We operate on a 52/53-week fiscal year ending on the Sunday nearest June 30. Fiscal 2006, 2004, 2003 and 2002 were 52-week fiscal years and fiscal year 2005 was a 53-week fiscal year.  For presentation purposes only, the ratio of earnings to fixed charges refers to the month end and calendar year end of each respective period.

DESCRIPTION OF THE NOTES

On April 24, 2007, we issued $1,000,000,000 aggregate principal amount of 3.00% Convertible Senior Notes due May 1, 2027 (the “2027A notes”) and $700,000,000 aggregate principal amount of 3.125% Convertible Senior Notes due May 1, 2027 (the “2027B notes” and, together with the 2027A notes, the “notes”) under separate indentures between us and U.S. Bank National Association, as trustee.  The notes and any common stock issuable upon conversion of the notes are covered by separate registration rights agreements.

The following description is only a summary of the material provisions of the notes, the indentures and the registration rights agreements.  It does not purport to be complete.  We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes.  You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under “Where You Can Find More Information and Incorporation by Reference”.

For purposes of this Description of the Notes section, references to “we”, “us”, “our”, “the company” and “Linear” refer solely to Linear Technology Corporation, and not to its subsidiaries.

General

The Notes

The notes:

•	are initially limited to $1,000,000,000 aggregate principal amount in the case of the 2027A notes and $700,000,000 aggregate principal amount in the case of the 2027B notes;

•	mature on May 1, 2027, unless earlier converted by holders, redeemed at our option or repurchased by us at the option of holders in connection with a fundamental change or on specified dates;

•
bear interest at a rate of 3.00% per annum on the principal amount in the case of the 2027A notes and 3.125% per annum on the principal amount in the case of the 2027B notes, in each case, payable semiannually, in arrears, on each May 1 and November 1, beginning on November 1, 2007 to the holders of record at the close of business on the preceding April 15 and October 15, respectively;

•	bear contingent interest under the circumstances described below “—Contingent Interest”;

•	bear additional interest if we fail to comply with certain obligations set forth under “—Registration Rights”;

•
are subject to repurchase by us, in whole or in part, for cash at the option of holders upon the occurrence of a “fundamental change” (as defined under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”), at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to, but not including, the repurchase date as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”;

•
are subject to repurchase by us, in whole or in part, for cash at the option of the holders on specified dates, at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to but not including the specified purchase date as described under “—Purchase of Notes at Your Option on Specified Dates”; and

•	are represented by registered securities in global form as described under “—Book-Entry Delivery and Form”.

Subject to the fulfillment of certain conditions and during the periods described below, the 2027A notes may be converted at an initial conversion rate of 20.00 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $50.00 per share of common stock) and the 2027B notes may be converted at an initial conversion rate of 19.8138 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $50.47 per share of common stock).  Each conversion rate is subject to adjustment if certain events occur.  Upon conversion of a note, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading day conversion reference period as described below under “—Conversion of Notes—Settlement upon Conversion”.  Upon conversion of a note, you will not receive any separate payment for accrued and unpaid interest, including contingent interest and additional interest, if any, except under the limited circumstances described below under “—Conversion of Notes—General”.  If a makewhole fundamental change occurs, we may be required in certain circumstances to increase the applicable conversion rate for any notes converted in connection with such fundamental change by a specified number of shares of our common stock.

The indentures governing the notes do not contain any financial covenants and do not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities.  The indentures contain no covenants or other provisions to afford protection to holders of the notes in the event of highly leveraged transactions or a fundamental change, except to the extent described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets”.

The notes are our unsubordinated, unsecured obligations, ranking equally in right of payment to all of our existing and future unsubordinated, unsecured indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes.  We currently do not have any subordinated indebtedness issued or outstanding.  The notes will be effectively subordinated in right of payment to any of our future secured indebtedness to the extent of the value of the collateral securing such obligations and effectively subordinated in right of payment to all indebtedness and liabilities of our subsidiaries, including trade credit.  At December 31, 2006, our subsidiaries had no indebtedness outstanding and approximately $16 million of other liabilities outstanding (excluding intercompany liabilities).

No sinking fund is provided for the notes.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee.  Except under limited circumstances described below, the notes are issued only in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and multiples thereof, and are represented by global notes.  We may pay interest by check mailed to each holder at its address as it appears in the notes register; provided, however, that holders with notes in an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer of immediately available funds; provided further, however, that payments to The Depository Trust Company, New York, New York, which we refer to as “DTC”, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.  There will be no service charge for any registration of transfer or exchange of notes.  We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Neither we nor the registrar nor the trustee is required to register a transfer or exchange of any notes for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice or a purchase notice relating to a specified purchase date, except, in the case of a partial repurchase, that portion of the notes not being repurchased.

The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and any cash or shares of our common stock received upon conversion of the notes are summarized in this prospectus under the heading “Certain U.S. Federal Income Tax Considerations”.  Under the indentures governing the notes, we and every holder agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to special Treasury regulations, and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes, the related “projected payment schedule” determined by us, and our treatment of the fair market value of any of our common stock (and any cash) received upon conversion of a note as a contingent payment.  See “Certain U.S. Federal Income Tax Considerations.”

Principal, Maturity

The indenture governing the 2027A notes provides for the issuance by us of 2027A notes in an amount initially limited to $1,000,000,000 aggregate principal amount.  The indenture governing the 2027B notes provides for the issuance by us of 2027B notes in an amount initially limited to $700,000,000 aggregate principal amount.  We may, without the consent of the holders, issue additional notes under the applicable indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided, however that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes.  The notes and any additional notes will be treated as a single class for all purposes under the applicable indenture, including, without limitation, waivers, amendments and offers to purchase.  The notes and any additional notes will mature on May 1, 2027.

Interest

The notes bear interest at a rate of 3.00% per annum on the principal amount in the case of the 2027A notes and 3.125% on the principal amount in the case of the 2027B notes, in each case, from April 24, 2007.  We will also pay contingent interest on the notes in the circumstances described under “—Contingent Interest” and, if applicable, additional interest in the circumstances described under “—Registration Rights.”  We will pay interest, including contingent interest and additional interest, if any, semi-annually, in arrears, on each May 1 and November 1, beginning on November 1, 2007.  Subject to certain exceptions, interest will be paid to the holders of record at the close of business on the April 15 and October 15, as the case may be, immediately preceding the relevant interest payment date.

Interest on the notes, including contingent interest and additional interest, if any, will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 24, 2007.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest, including contingent interest and additional interest, if any, will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us at the option of a holder.

Contingent Interest

Beginning with the six-month period commencing on May 1, 2014 and ending on October 31, 2014, in the case of the 2027A notes, and the six-month period commencing November 1, 2010 and ending on April 30, 2011, in the case of the 2027B notes, and for each six-month period from May 1 to October 31 and from November 1 to April 30 thereafter, we will pay contingent interest on the interest payment date for the applicable interest period if the average trading price (as defined below) per $1,000 principal amount of the applicable notes during the five consecutive trading days ending three trading days before the applicable six-month period (each such trading day during the five trading-day period called the “determination date”) equals or exceeds 120% of the principal amount of the applicable notes.

On any interest payment date when contingent interest is payable, the contingent interest payable per 2027A note or 2027B note, as the case may be, will equal 0.25% per year of the average trading price of such note during the applicable five trading-day reference period.

We will notify the holders of the notes on making the determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

The “trading price” of the applicable notes on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the applicable notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further, if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the applicable notes, then

•
for purposes of any determination of whether contingent interest is payable or of the amount of any contingent interest, the trading price of the applicable notes on any date of determination will equal (1) the applicable conversion rate of the applicable notes as of the determination date multiplied by (2) the average closing price (as defined below under “—Conversion of Notes—Conversion Based on Common Stock Price”) of our common stock on the five trading days ending on the determination date; and

•
for purposes of any determination of whether the condition to conversion of notes described under “—Conversion of Notes” is satisfied, the trading price per $1,000 principal amount of applicable notes will be deemed to be less than 98% of the product of the closing price of our common stock and the applicable conversion rate.

The bid solicitation agent will initially be the trustee.  We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

The term “trading day” means a day during which trading in our common stock generally occurs and there is no market disruption event.

The term “market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion of Notes

General

At any time up to and including the business day immediately preceding the maturity date, a holder may surrender some or all of its notes for conversion only if the conditions for conversion described below are satisfied.  Holders who convert will receive cash and, at our option, common stock upon conversion, as described under “—Settlement upon Conversion”.  Holders may only convert notes with a principal amount of $1,000 or an integral multiple of $1,000.  The conversion rate with respect to a 2027A note is initially 20.00 shares of our common stock per $1,000 principal amount of 2027A notes.  The conversion rate with respect to a 2027B note is initially 19.8138 shares of our common stock per $1,000 principal amount of 2027B notes.  The conversion price of a note is equal to $1,000 divided by the applicable conversion rate at the time of determination.  The conversion rate is subject to adjustment as described under “—Conversion Rate Adjustments” and, with respect to conversions occurring in connection with a makewhole fundamental change, as described under “—Increase of Conversion Rate upon Certain Fundamental Changes”.  Accordingly, an adjustment to the conversion rate will result in a corresponding adjustment to the conversion price.  The initial conversion price for the 2027A notes is approximately $50.00 per share and the initial conversion price for the 2027B notes is approximately $50.47 per share.

If a holder exercises its right to require us to repurchase its notes as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” or “—Purchase of Notes at Your Option on Specified Dates”, such holder may convert its notes only if it withdraws its applicable repurchase notice in accordance with the applicable indenture or if we default in the payment of the applicable repurchase price.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 trading days during the conversion reference period.  The “daily settlement amount”, for each of the 20 trading days during the conversion reference period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•
to the extent the daily conversion value exceeds $50, a number of shares (the “daily share amount”) equal to (i) the difference between the daily conversion value and $50, divided by (ii) the daily VWAP for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the conversion reference period, one-twentieth (1/20) of the product of (i) the applicable conversion rate on such day and (ii) the daily VWAP of our common stock on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the conversion reference period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page LLTC VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us), provided that after the occurrence or effectiveness of a fundamental change described in clause (2) of the definition thereof in which the holders of our common stock receive only cash, the daily VWAP will be deemed to be the cash price per share received by holders of our common stock in such fundamental change.

The “conversion reference period” means:

•
for notes that are converted during the 30 day period prior to the maturity date or a redemption date, as applicable, the 20 consecutive trading days beginning on the 22nd trading day prior to the maturity date or redemption date, as the case may be; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the applicable indenture to convert such note.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”).  If we elect to specify a cash percentage then, in lieu of all or a portion of the daily share amount for each trading day in the applicable conversion reference period, we will deliver cash equal to the product of (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the daily VWAP for such trading day.  The number of shares in respect of the daily share amount for each trading day in the applicable conversion reference period will equal the product of (x) the daily share amount and (y) 100% minus the cash percentage.  If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that (i) we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note and (ii) if conversion of such notes is in connection with a transaction pursuant to which the notes become convertible into cash and reference property (as defined below), we will settle such conversion in cash and reference property.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount based on the daily VWAP for the final trading day of the applicable conversion reference period.

The daily conversion value and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period.  Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after expiration of the conversion reference period applicable to the notes being converted, but in no event later than the third business day after such expiration.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the maturity date.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion during any calendar quarter beginning after the calendar quarter ending June 30, 2007 and only during such calendar quarter, if the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the applicable conversion price, as defined below, per share of common stock on the last trading day of such preceding calendar quarter, which we refer to as the “conversion trigger price”.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq Global Select Market or, if our common stock is not quoted or listed for trading on the Nasdaq Global Select Market, as reported by the principal national or regional securities exchange on which our common stock is listed or otherwise as provided in the applicable indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The conversion trigger price immediately following issuance of the 2027A notes is approximately $65.00 with respect to such notes, and approximately $65.61 immediately following issuance of the 2027B notes with respect to such notes which, in each case, is 130% of the initial conversion price per share of common stock for the 2027A notes and the 2027B notes, respectively, subject to adjustment upon occurrence of any of the events in respect of which the applicable conversion rate would be subject to adjustment as described under “—Conversion Rate Adjustments” below.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after June 30, 2007 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes

Holders may surrender notes for conversion during any five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of 2027A notes or the 2027B notes, as applicable, as determined following a request by a holder of 2027A notes or 2027B notes, as applicable, in accordance with the procedures described above under “—Contingent Interest”, for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the applicable conversion rate (the “trading price condition”).

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of applicable notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the applicable notes.  At such time, we shall instruct the trustee to determine the trading price of the applicable notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the applicable notes is greater than or equal to 98% of the product of the closing price of our common stock and the conversion rate.

Conversion upon Notice of Redemption

A holder may surrender for conversion any of the notes called for redemption at any time prior to the close of business one day prior to the redemption date, even if the notes are not otherwise convertible at such time.  If a holder has already delivered a purchase notice or a fundamental change purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the applicable indenture.

Conversion upon Specified Distributions to Holders of Our Common Stock

If we:

•
distribute to all holders of our common stock certain rights (including rights under a stockholder rights plan) or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, shares of our common stock at less than the average of the closing price of a share of our common stock for the five consecutive trading day period ending on the trading day preceding the announcement of such distribution, or

•
distribute to all holders of our common stock cash, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the trading day immediately preceding the announcement of such distribution, we will notify the holders of notes at least 25 trading days prior to the ex-dividend date for such distribution; provided that if we distribute rights pursuant to a stockholder rights plan, we will notify the holders of the notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights plan if such date is less than 25 trading days prior to the date of such distribution.  Once we have given the notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.  A holder may not convert its notes under this conversion provision upon the specified distributions above if the holder will participate in such distribution due to the participation of holders of the notes in such distribution.

Conversion upon Fundamental Change

We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”, that we know or reasonably should know will occur.  If we do not know, and should not reasonably know, that a fundamental change will occur until a date that is within 10 trading days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change.  Holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change repurchase date.

Conversion prior to Maturity

Holders may surrender notes for conversion at any time during the period beginning on March 1, 2027 and ending at the close of business on the business day immediately preceding the maturity date.

Increase of Conversion Rate upon Certain Fundamental Changes

If a holder elects to convert notes in connection with a “makewhole fundamental change” (as defined below) that has an effective date prior to May 1, 2014 in the case of the 2027A notes and November 1, 2010 in the case of the 2027B notes, we will increase the conversion rate of the 2027A notes and the 2027B notes, as applicable, by a number of shares (“the additional shares”) as described below.  Any conversion occurring at a time when the notes would be convertible in light of the expected or actual occurrence of a makewhole fundamental change will be deemed to have occurred in connection with such makewhole fundamental change, notwithstanding the fact that a note may then also be convertible because another condition to conversion has been satisfied.  A “makewhole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clauses (1), (2) or (5) under the definition of fundamental change as described below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”.  As described below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”, certain mergers and consolidations will not constitute a fundamental change if such transaction meets specified requirements.

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and is based on the date on which the makewhole fundamental change occurs or becomes effective, referred to as the “effective date”, and the price, referred to as the “stock price”, paid, or deemed to be paid, per share of our common stock in the transaction constituting the makewhole fundamental change, subject to adjustment as described under “—Conversion Rate Adjustments”.  If holders of our common stock receive only cash in connection with a fundamental change described in clause (2) of the definition thereof, the stock price shall be the cash amount paid per share.  In all other cases, the stock price will be the average of the closing price of our common stock over the five consecutive trading day period ending on the trading day preceding the effective date of the fundamental change.  We will give notice of such makewhole fundamental change to all record holders of the notes within 30 business days after the effective date of the makewhole fundamental change.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described under “—Conversion Rate Adjustments”.  The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.  The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

2027A Notes Makewhole Table

The following table sets forth the stock price, effective date and the increase in the conversion rate, expressed as a number of additional shares of our common stock to be received per $1,000 principal amount of 2027A notes, upon a conversion in connection with a makewhole fundamental change that occurs during the corresponding period.

	Effective Date
Stock Price	April 24, 2007	May 1, 2008	May 1, 2009	May 1, 2010	May 1, 2011	May 1, 2012	May 1, 2013	May 1, 2014
$36.05	7.74	7.74	7.74	7.74	7.74	7.74	7.74	7.74
$40.00	6.37	6.16	5.93	5.68	5.40	5.09	4.78	5.00
$45.00	5.11	4.86	4.58	4.25	3.87	3.40	2.81	2.22
$50.00	4.21	3.94	3.63	3.27	2.85	2.32	1.61	0.17
$55.00	3.54	3.27	2.96	2.59	2.16	1.63	0.92	0.00
$60.00	3.04	2.77	2.46	2.11	1.70	1.19	0.54	0.00
$65.00	2.65	2.39	2.10	1.76	1.37	0.91	0.35	0.00

$70.00	2.34	2.09	1.82	1.50	1.14	0.73	0.24	0.00
$75.00	2.09	1.86	1.60	1.31	0.98	0.60	0.19	0.00
$80.00	1.88	1.67	1.43	1.16	0.86	0.52	0.16	0.00
$90.00	1.57	1.38	1.17	0.94	0.69	0.42	0.13	0.00
$100.00	1.34	1.17	0.99	0.80	0.58	0.35	0.12	0.00
$110.00	1.16	1.02	0.86	0.69	0.50	0.31	0.10	0.00
$120.00	1.02	0.90	0.76	0.61	0.45	0.28	0.09	0.00
$130.00	0.91	0.80	0.67	0.54	0.40	0.25	0.08	0.00
$140.00	0.81	0.71	0.61	0.49	0.36	0.22	0.08	0.00
$150.00	0.73	0.65	0.55	0.44	0.33	0.20	0.07	0.00

The exact stock price and effective date may not be set forth on the table, in which case:

•
if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later effective dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $150.00 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made; and

•	if the stock price is less than $36.05 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made.

Notwithstanding the foregoing, in no event will the number of additional shares of common stock added to the conversion rate in connection with a makewhole fundamental change exceed 7.74 shares per $1,000 principal amount of 2027A notes, provided that this limit will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

2027B Notes Makewhole Table

The following table sets forth the stock price, effective date and the increase in the conversion rate expressed as a number of additional shares of our common stock to be received per $1,000 principal amount of 2027B notes, upon a conversion in connection with a makewhole fundamental change that occurs during the corresponding period.

	Effective Date
Stock Price	April 24, 2007	May 1, 2008	May 1, 2009	May 1, 2010	November 1, 2010
$36.05	7.93	7.93	7.93	7.93	7.93
$40.00	6.13	5.74	5.31	5.00	5.19
$45.00	4.52	4.03	3.42	2.67	2.41
$50.00	3.43	2.89	2.21	1.25	0.30
$55.00	2.67	2.13	1.46	0.50	0.00
$60.00	2.14	1.62	0.99	0.17	0.00
$65.00	1.76	1.28	0.71	0.04	0.00
$70.00	1.48	1.04	0.54	0.00	0.00
$75.00	1.27	0.88	0.44	0.00	0.00
$80.00	1.11	0.76	0.37	0.00	0.00
$90.00	0.89	0.60	0.29	0.00	0.00
$100.00	0.75	0.50	0.25	0.00	0.00
$110.00	0.65	0.44	0.22	0.00	0.00
$120.00	0.57	0.39	0.20	0.00	0.00
$130.00	0.51	0.35	0.18	0.00	0.00
$140.00	0.46	0.32	0.16	0.00	0.00

$150.00	0.42	0.29	0.15	0.00	0.00

The exact stock price and effective date may not be set forth on the table, in which case:

•
if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later effective dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $150.00 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made; and

•	if the stock price is less than $36.05 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made.

Notwithstanding the foregoing, in no event will the number of additional shares of common stock added to the conversion rate in connection with a makewhole fundamental change exceed 7.93 shares per $1,000 principal amount of 2027B notes, provided that this limit will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Settlement of Conversions in Connection with a Makewhole Fundamental Change

If we are required to increase the applicable conversion rate by the additional shares as a result of a makewhole fundamental change, notes surrendered for conversion will be settled as follows (subject in all respects to the provisions set forth above under “—Settlement upon Conversion”):

•
If the last day of the applicable conversion reference period related to notes surrendered for conversion is prior to the third trading day preceding the anticipated effective date of such makewhole fundamental change, we will settle such conversion as described under “—Settlement upon Conversion” above by delivering the amount of consideration due (as described above under “—Settlement upon Conversion”, based on the applicable conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the last day of the applicable conversion reference period.  In addition, if a makewhole fundamental change occurs, as soon as practicable following the effective date of such makewhole fundamental change, we will deliver the increase in such amount of cash, shares of our common stock or a combination of cash and shares or reference property (as defined below), if any, as the case may be, as if the applicable conversion rate had been increased by such number of additional shares during the related conversion reference period (and based upon the relevant daily conversion value during such conversion reference period).  If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the amount of cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, we will deliver such increase by delivering cash, shares of our common stock or a combination of cash and shares or reference property based on such increase.

•
If the last day of the applicable conversion reference period related to the notes surrendered for conversion is on or following the third trading day preceding the anticipated effective date of the makewhole fundamental change, we will settle such conversion as described under “—Settlement upon Conversion” above (based on the applicable conversion rate as increased by the additional shares described above) on the later to occur of (i) the effective date of the transaction and (ii) the third trading day immediately following the last day of the applicable conversion reference period.

Because we may not deliver the consideration due solely as a result of the increase in the applicable conversion rate described above until after the effective date of the makewhole fundamental change, if we do not deliver solely cash to the extent the daily conversion value on any trading day during the conversion reference period exceeds $50, the non-cash consideration due in respect of such excess may not consist of shares of our common stock as a result of the provisions described above under the caption “—Conversion Rate Adjustments—Treatment of Reference Property”.  Accordingly, to the extent the daily conversion value on any trading day during the conversion reference period exceeds $50, the non-cash consideration due in respect of such excess may be paid in reference property.

Conversion Rate Adjustments

Adjustment Events

The conversion rate of each of the 2027A notes and the 2027B notes will be adjusted:

(1)	upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2)	upon subdivisions, combinations or reclassifications of our outstanding common stock;

(3)
upon the issuance to all holders of our common stock of rights or warrants entitling them for a period of not more than 45 days from the issuance date thereof to subscribe for or purchase our common stock, at a price per share less than the average of the closing price of our common stock for the five consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, provided that the applicable conversion rate for the applicable notes will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration;

(4)
upon the distribution to all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets (including shares of capital stock or similar equity interests in or relating to a subsidiary or other business unit), or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above or a distribution referred to in clause (6) below, in each case pursuant to which an adjustment is made; and

•	distribution of rights pursuant to a stockholder rights plan;

(5)
upon the occurrence of any dividend or any other distribution of cash (other than in connection with our liquidation, dissolution or winding up or as contemplated by clause (6) below) to all holders of our common stock, in which case, immediately prior to the opening of business on the “ex” date (as defined below) for the dividend or distribution, the applicable conversion rate shall be increased so that it equals an amount equal to the applicable conversion rate in effect at the close of business on the business day immediately preceding the “ex” date for the dividend or distribution multiplied by a fraction:

(a)
whose numerator is the average of the closing price of our common stock for the five consecutive trading days ending on the date immediately preceding the “ex” date for such dividend or distribution; and

(b)	whose denominator is the same average of the closing price of our common stock less the per share amount of such dividend or distribution;

(6)
upon the distribution of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing price per share of our common stock on the trading day immediately following the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which case, immediately prior to the opening of business on the “ex” date, the applicable conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect immediately before the close of business on the expiration date multiplied by a fraction:

(a)	whose numerator is the sum of:

(i)	the aggregate amount of cash and the aggregate value of any such other consideration distributed in connection with the tender or exchange offer; and

(ii)
the product of (A) such closing price per share of our common stock and (B) the number of shares of our common stock outstanding as of the last time (the “expiration time”) tenders or exchanges could have been made pursuant to the tender or exchange offer (excluding shares validly tendered and not withdrawn in connection with the tender or exchange offer and any shares held in our treasury); and

(b)	whose denominator is the product of:

(i)	such closing price per share of our common stock; and

(ii)
the number of shares of our common stock outstanding as of the expiration time (including shares validly tendered and not withdrawn in connection with the offer, but excluding any shares held in our treasury).

In the event that a distribution described in clause (4) above consists of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the applicable conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of those securities for the ten consecutive trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the principal United States securities exchange on which the securities are then traded, or if not so traded, on any United States system of automated dissemination of quotations of securities prices or an established over-the-counter trading market in the United States.

For purposes hereof, the term “ex” date, means:

•
when used with respect to any dividend or distribution, the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution; and

•
when used with respect to any tender offer or exchange offer, the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained after the expiration time.

No adjustment to the applicable conversion rate will be made if we provide that the holders of the notes will participate in the distribution without conversion.

Whenever any provision of the applicable indenture requires us to calculate an average of the closing price or VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the applicable conversion rate that becomes effective, or any event requiring an adjustment to the applicable conversion rate where the “ex” date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.  We will not be required to make an adjustment in the applicable conversion rate unless the adjustment would require a change of at least 1% in the conversion rate.  However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the applicable conversion rate or in connection with any conversion of the notes.

Notwithstanding the above, certain listing standards of the Nasdaq may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (3) through (6) and as described in “Increase in Conversion Rate upon Certain Fundamental Changes” above.  These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially could result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued.  Accordingly, in the event of an increase in the applicable conversion rate above that which would result in the notes, in the aggregate, becoming convertible into shares in excess of such limitations, including any potential increase in the applicable conversion rate in connection with a makewhole fundamental change, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the closing price of our common stock on the trading day immediately prior to the date when such shares would otherwise be required to be distributed).

Events That Will Not Result in Adjustment

The applicable conversion rate will not be adjusted, among other things:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the time the notes were first issued.

Treatment of Rights

In the event we adopt or implement a stockholder rights agreement (a “stockholder rights plan”) pursuant to which rights (“Rights”) are distributed to the holders of our common stock and such stockholder rights plan provides that each share of common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the conversion privilege or applicable conversion rate at any time prior to the distribution of separate certificates representing such Rights.  If, however, prior to any conversion, the Rights have separated from the common stock, the applicable conversion rate shall be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities or rights as described in clause (4) under “—Conversion Rate Adjustments—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such Rights.

Treatment of Reference Property

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of the property and assets of us as an entirety or substantially as an entirety,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the applicable conversion rate with respect to a transaction constituting a makewhole fundamental change as described in “—Increase of Conversion Rate upon Certain Fundamental Changes”) immediately prior to such transaction, except that such holders will not receive additional shares with respect to a transaction constituting a makewhole fundamental change if such holder does not convert its notes “in connection with” the relevant fundamental change.  Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the notes following such transaction to the extent feasible.  If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of our common stock that affirmatively make such an election.  However, at and after the effective time of the transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property.

Voluntary Increases of Conversion Rate

Subject to applicable stock exchange rules and listing standards, we are permitted to increase the applicable conversion rate of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such increase would be in our best interest.  We are required to give at least 15 days’ prior notice of any increase in the applicable conversion rate.  Subject to applicable stock exchange rules and listing standards, we may also increase the applicable conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global note, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent.

No separate payment or adjustment will be made for accrued and unpaid interest, including contingent interest and additional interest, if any, on a converted note or for dividends or distributions on any of our common stock issued upon conversion of a note, except as provided in the applicable indenture.  By delivering to the holder the cash, shares or combination of cash and shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the conversion of the notes.  Accordingly, any accrued but unpaid interest, including contingent interest and additional interest, if any, will be deemed paid in full upon conversion, rather than cancelled, forfeited or extinguished.

If the holder converts after the close of business on a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record at the close of business on the corresponding record date.  Each holder, however, agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that will be paid on the notes being converted on the interest payment date.  The preceding sentence does not apply, however, if (1) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest, (2) we have specified a redemption date or a repurchase date following a fundamental change that is after a record date and on or prior to the business day next succeeding the next interest payment date or (3) the holder surrenders any notes for conversion after the close of business on the record date relating to the final interest payment date.

Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of any common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note.  Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

The notes will be deemed to have been converted immediately prior to the close of business on the conversion date.  Delivery of shares (if any) will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices.  A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective and to the extent that any shares of our common stock are issued upon conversion.

As promptly as practicable after expiration of the conversion reference period applicable to the notes being converted, but in no event later than the third business day after such expiration, we will cause to be delivered to such holder the cash (including cash in lieu of fractional shares), if any, and certificates representing the number of full shares of our common stock into which the notes are converted.

Optional Redemption by Linear

We may redeem the 2027A notes on and after May 1, 2014, and the 2027B notes on and after November 1, 2010, in each case, on at least 20 days and no more than 60 days notice, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of the applicable notes being redeemed, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.  If the redemption date falls after a record date and prior to an interest payment date, accrued and unpaid interest (including contingent interest and additional interest, if any) will be paid to the holder on the relevant record date.

Holders may convert the notes or portions of notes called for redemption even if the conditions described under “—Conversion of Notes” have not occurred, until the close of business on the business day immediately preceding the redemption date.

If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis.  If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued.  If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest, including contingent interest and additional interest on the notes, when due and such failure to pay is continuing.

Purchase of Notes at Your Option on Specified Dates

On May 1, 2014, May 1, 2017 and May 1, 2022 in the case of the 2027A notes and on November 1, 2010, May 1, 2017 and May 1, 2022 in the case of the 2027B notes (each a “specified purchase date”), holders may require us to purchase any outstanding notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions.  Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the specified purchase date until the close of business on the business day immediately preceding the specified purchase date.

We will purchase each outstanding note for which a holder has properly delivered and not withdrawn a written purchase notice in cash at a purchase price equal to 100% of the principal amount of the notes being repurchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the specified purchase date; provided that such interest will be paid to the holder of record on the record date immediately preceding the applicable specified purchase date.

For discussion of the tax treatment of a holder receiving cash, see “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Conversion, Redemption or other Disposition of the Notes.”

Required Notices and Procedures

On a date not less than 20 business days prior to each specified purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedure that the holders must follow to require us to purchase their notes.

The purchase notice given by each holder electing to require us to purchase the notes must be given so as to be received by the paying agent not later than the close of business on the specified purchase date and must state:

•	the certificate numbers of the holders’ notes to be delivered for purchase (or if the notes are not issued in definitive form, the notice of purchase must comply with appropriate DTC procedures);

•	the aggregate principal amount of notes to be purchased; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the specified purchase date.  The notice of withdrawal shall state:

•	the certificate numbers of the holders’ notes being withdrawn (or if the notes are not issued in definitive form, the notice of withdrawal must comply with appropriate DTC procedures);

•	the aggregate principal amount of the notes being withdrawn; and

•	the aggregate principal amount, if any, of the notes that remain subject to the purchase notice.

In connection with any purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice.  We will cause the price for the note to be paid promptly following the later of the specified purchase date or the time of delivery of the note.  If the paying agent holds money sufficient to pay the purchase price of the note on the applicable specified purchase date in accordance with the terms of the applicable indenture, then, immediately, after the applicable specified purchase date, the note will cease to be outstanding and interest, if any, on such note will cease to accrue, whether or not the note is delivered to the paying agent.  After the note ceases to be outstanding all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

Future debt agreements to which we may become a party may limit our ability to purchase notes or prohibit such purchase under certain circumstances.  If we fail to repurchase the notes when required, this failure will constitute an event of default under the applicable indenture.

Repurchase of Notes at the Option of Holders upon a Fundamental Change

In the event of a fundamental change (as defined below) each holder will have the right at its option, subject to the terms and conditions of the applicable indenture, to require us to repurchase some or all of such holder’s notes not previously called for redemption for cash in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to, but not including, the repurchase date in connection with such fundamental change (a “fundamental change repurchase date”, together with the specified repurchase dates, the “repurchase dates”).  We will be required to repurchase the notes on a date that is not less than 15 nor more than 45 business days after the date we mail the notice referred to below.

Within 30 business days after a fundamental change has become effective, we must mail to all holders of the notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing such fundamental change;

•	the date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the names and addresses of the paying and conversion agents;

•	the conversion rate, and any increase to the conversion rate that will result from the fundamental change;

•
that notes with respect to which a repurchase notice is given by the holder may be converted, only if the repurchase notice has been withdrawn in accordance with the terms of the applicable indenture; and

•	the procedures that holders must follow to exercise the right.

To exercise this right, a holder must transmit to the paying agent a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date.  The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the applicable indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.  The notice of withdrawal must state:

•	the certificate numbers of the notes being withdrawn, if applicable;

•	the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

We will agree under the indentures to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice.  We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the applicable indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest, including contingent interest and additional interest, if any, on such notes will cease to accrue, whether or not the notes are delivered to the paying agent.  Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1)
any “person” or “group” (other than us or our employee benefit plans) becomes the “beneficial owner”, directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors and (i) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing the same, or (ii) we otherwise become aware of any such person or group;

(2)
we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person in substantially the same proportion amongst themselves (disregarding for this purpose any shares of voting stock (i) received as consideration for the capital stock of any person other than Linear or (ii) held prior to such transaction and issued by a person other than Linear) as such ownership immediately prior to such transaction;

(3)
the common stock into which the notes are then convertible ceases to be listed on the New York Stock Exchange, Nasdaq or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States and no American Depositary Shares or similar instruments for such common stock are so listed or quoted in the United States;

(4)	continuing directors cease to constitute a majority of our board of directors; or

(5)	our stockholders approve any plan or proposal for our liquidation or dissolution.

However, a merger or consolidation described in (2) above will be deemed not to be a fundamental change for any purpose of the definition of fundamental change if at least 90% of all the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock traded on the New York Stock Exchange, Nasdaq or another national securities exchange (or which will be so traded when issued or exchanged in connection with such merger or consolidation) and as a result of such transaction or transactions the notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in cash, shares or a combination of cash and shares in substantially the same manner as described above.

For purposes of this fundamental change definition:

•
“person” and “group” shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the applicable indenture;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•
“capital stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

•
“continuing director” means a director who either was a member of our board of directors on the date of the final prospectus relating to this offering or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director; and

•
“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors.

The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances.  There may be a degree of uncertainty in interpreting this phrase.  As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of “all or substantially all” of our assets.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management.  We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.  In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of antitakeover provisions.  Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

We could, in the future, enter into certain transactions, including mergers or recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other unsubordinated indebtedness, outstanding or otherwise adversely affect a holder.  Neither we nor our subsidiaries are prohibited from incurring debt, including other unsubordinated indebtedness, under the indentures.  The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.  Our failure to repurchase the notes when required would result in an event of default with respect to the notes.  We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.  See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—We may not have the ability to repurchase the notes in cash at the option of the holder on specified dates or upon the occurrence of fundamental change, or to pay cash upon the conversion of the notes, as required by the indentures governing the notes”.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

(1)	a default in the payment when due of any principal of any of the notes at maturity, upon redemption, upon exercise of a repurchase right or otherwise;

(2)	a default in the payment of any interest, contingent interest or additional interest when due under the notes, which default continues for 30 days;

(3)
our failure to deliver all cash and any shares of common stock when such cash and common stock, if any, are required to be delivered upon conversion of a note, and we do not remedy such default within five days;

(4)	a default in our obligation to provide notice of the occurrence of a fundamental change when required by the applicable indenture;

(5)	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6)
our failure to comply with any of our other agreements in the notes or the applicable indenture upon receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the 2027A notes or 2027B notes, as applicable, then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice; provided, however, that we shall have 120 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with our obligations to file our annual, quarterly and current reports in accordance with the applicable indenture or to comply with the requirements of Section 314(a)(l) of the Trust Indenture Act so long as we are attempting to cure such failure as promptly as reasonably practicable;

(7)
(i) our failure to make any payment by the end of any applicable grace period after maturity of principal and/or accrued interest with respect to any obligations (other than nonrecourse obligations) of us for borrowed money or evidenced by bonds, notes or similar instruments (“Indebtedness”), where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of $100.0 million, or (ii) the acceleration of principal and/or accrued interest with respect to Indebtedness, where the amount of such accelerated principal and interest is in an amount in excess of $100.0 million because of a default with respect to such Indebtedness, in any such case of (i) or (ii), without such Indebtedness having been paid or discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the 2027A notes or 2027B notes, as applicable, then outstanding.  However, if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred and any acceleration as a result of the related event of default shall be automatically rescinded; or

(8)	certain events of bankruptcy, insolvency or reorganization of us or any significant subsidiary.

The term “significant subsidiary” means any of our subsidiaries which has: (i) consolidated assets or in which we and our other subsidiaries have investments equal to or greater than 10% of our total consolidated assets; or (ii) consolidated gross revenue equal to or greater than 10% of our consolidated gross revenue, measured as of the end of our most recently completed fiscal year in the case of investments or consolidated assets or for our most recently completed fiscal year in the case of consolidated gross revenue.

If an event of default other than an event of default described in clause (8) above with respect to us occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the 2027A notes or 2027B notes, as applicable, then outstanding may declare the principal amount of the 2027A notes or 2027B notes, as applicable, then outstanding plus any interest on the notes accrued and unpaid, including contingent interest and additional interest, if any, through the date of such declaration to be immediately due and payable.

The indentures provides that if an event of default described in clause (8) above with respect to us occurs, the principal amount of the 2027A notes or 2027B notes, as applicable, plus accrued and unpaid interest, including contingent interest and additional interest, if any, will automatically become immediately due and payable.  However, the effect of such provision may be limited by applicable law.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the 2027A notes or 2027B notes, as applicable, then outstanding may, under certain circumstances, rescind and annul such acceleration.

Subject to the applicable indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding 2027A notes or 2027B notes, as applicable, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the 2027A notes or 2027B notes, as applicable.

No holder will have any right to institute any proceeding under the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in aggregate principal amount of the 2027A notes or 2027B notes, as applicable, then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

•
the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any note on or after the applicable due date or the right to convert the note in accordance with the applicable indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding 2027A notes or 2027B notes, as applicable, may waive any default or event of default other than:

•
our failure to pay principal of or any interest, including contingent interest or additional interest, if any, on any note when due at maturity or upon redemption or the payment of any repurchase price;

•	our failure to convert any note into cash, shares of our common stock or a combination of cash and shares of our common stock in accordance with the terms of the applicable indenture; and

•	our failure to comply with any of the provisions of the applicable indenture that cannot be modified without the consent of the holder of each outstanding note.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture, specifying any known defaults.

If an event of default occurs, any notes in book-entry form only at DTC may, at the holder’s option, be exchanged for notes in certificated form registered in the name of the beneficial owner or its nominee.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of our properties and assets to any successor person, unless:

•
we are the surviving person or the resulting, surviving or transferee person, if other than us, is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States of America, or the District of Columbia and assumes our obligations on the notes and under the applicable indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions described in the applicable indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the 2027A notes or 2027B notes, as applicable, and the applicable indenture.  Although the indentures permit these transactions, some of the transactions could constitute a fundamental change of us and permit each holder to require us to repurchase the notes of such holder as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”.  An assumption of our obligations under the 2027A notes or 2027B notes, as applicable, and the applicable indenture by such entity might be deemed for U.S. federal income tax purposes to be an exchange of notes for new notes by the beneficial holders thereof, possibly resulting in the recognition of gain or loss for such purposes and other adverse tax consequences to the beneficial holder.  You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver

Except as described below, we and the trustee may amend or supplement the applicable indenture or the 2027A notes or the 2027B notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding 2027A notes or 2027B notes, as applicable.  In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding 2027A notes or 2027B notes, as applicable, may waive our compliance in any instance with any provision of the applicable indenture or, subject to certain exceptions, waive any past default under the applicable indenture and its consequences without notice to the holders.  However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding 2027A note or 2027B note, as applicable, if such amendment, supplement or waiver would:

(1)	change the stated maturity of the principal of or the payment date of any installment of interest, contingent interest or additional interest on or with respect to any note;

(2)
reduce the principal amount, redemption price, repurchase price or the conversion rate (except in a manner provided for in the applicable indenture) of any note or the rate of interest, contingent interest or additional interest on any note;

(3)	reduce the amount of principal payable upon acceleration of the maturity of any note;

(4)	change the currency in which the principal, redemption price, repurchase price or interest with respect to the notes is payable;

(5)	impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

(6)
modify the provisions with respect to the repurchase rights of the holders described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” or “—Purchase of Notes at Your Option on Specified Dates” in a manner adverse to holders;

(7)	adversely affect the right of holders to convert notes, other than as provided in the applicable indenture;

(8)
reduce the percentage in principal amount of the outstanding 2027A notes or 2027B notes, as applicable, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the applicable indenture; or

(9)
alter the manner of calculation or rate of accrual of interest, contingent interest or additional interest, repurchase price, redemption price or the conversion rate (except in a manner provided for in the applicable indenture) on any note or extend the time for payment of any such amount.

We and the trustee may amend or supplement the applicable indenture or the 2027A notes or 2027B notes, as applicable, without notice to, or the consent of the holders to, among other things:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for uncertificated notes in addition to or in place of certificated notes;

(3)
provide for the assumption of our obligations to holders of 2027A notes or 2027B notes, as applicable, in the case of a share exchange, merger or consolidation or sale of all or substantially all of our assets;

(4)
make any change that would provide any additional rights or benefits to the holders of 2027A notes or 2027B notes, as applicable, or that does not adversely affect in any material respect the legal rights under the applicable indenture of any such holder;

(5)	add a guarantor;

(6)	comply with requirements of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act;

(7)	secure the notes;

(8)	increase the conversion rate;

(9)	comply with the rules of any applicable securities depositary, including DTC;

(10)
conform the text of the applicable indenture or the 2027A notes or 2027B notes, as applicable, to any provision of this description of the notes to the extent that the text of this description of notes was intended by us and the initial purchaser to be a recitation of the text of the applicable indenture or the 2027A notes or 2027B notes, as applicable, as represented by us to the trustee in an officers’ certificate;

(11)	provide for a successor trustee in accordance with the terms of the applicable indenture or to otherwise comply with any requirement of the applicable indenture;

(12)	provide for the issuance of additional notes, to the extent we and the trustee deem such amendment necessary or advisable in connection with such issuance;

(13)	add to our covenants for the benefit of the holders or surrender any right or power conferred on us; or

(14)
modify the restrictions and procedures for resale and other transfers of 2027A notes or 2027B notes, as applicable or our common stock pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the applicable indenture by delivering to the trustee for cancellation all outstanding 2027A notes or 2027B notes, as applicable, or by depositing with the paying agent or conversion agent, as the case may be, after the 2027A notes or 2027B notes, as applicable, have become due and payable, whether at maturity, any redemption date, or any repurchase date or by delivery of a notice of conversion or otherwise, cash, shares or other consideration (as applicable under the terms of the applicable indenture) sufficient to pay or convert, as applicable, all of the outstanding 2027A notes or 2027B notes, as applicable, and paying all other sums payable under the applicable indenture.  Such discharge is subject to terms contained in the applicable indenture.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes.  These calculations include, but are not limited to, determination of the sale price of our common stock, the trading price of the notes and the amount of any increase in the conversion rate for any notes converted in connection with a fundamental change.  We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes.  We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Governing Law

The indentures and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indentures.  The trustee is the paying agent, conversion agent and registrar for the notes.

If the trustee becomes one of our creditors, the indentures limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims, as security or otherwise.  The trustee will be permitted to engage in other transactions; if, however, after a default has occurred and is continuing, it acquires any conflicting interest, it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (if the applicable indenture has been qualified under the Trust Indenture Act) or resign.

Book-Entry Delivery and Form

We initially issued the notes in the form of global notes.  Each global note is deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee.  Except as set forth below, each global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC.  Holders may hold their beneficial interests in the global notes directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC.  Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.  DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants.  Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.  The laws of some jurisdictions may require that certain purchaser of securities take physical delivery of such securities in definitive form.  These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

Owners of beneficial interests in global notes who desire to convert their notes in accordance with the applicable indenture should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indentures and the notes.  In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC.  Except as set forth below, as an owner of a beneficial interest in the global note, holders will not be entitled to have the notes represented by the global note registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global note.  We understand that, under existing industry practice, if an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.  We expect that DTC or its nominee, upon receipt of any payment of principal of, or interest on, the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee.  We also expect that payments by participants or indirect participants to owners of beneficial interests in the global notes held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants.  Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global notes for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global notes is credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.  If, however, DTC notifies us that it is unwilling to be a depository for the global notes or ceases to be a clearing agency, and we do not appoint a successor depositary within 90 days, or if there is an event of default under the notes, we will exchange the global notes for certificated securities, which we will distribute to DTC participants and which will be legended, if required, as set forth under the heading “Transfer Restrictions”.

Registration Rights

The following summary of the registration rights to be provided in the registration rights agreements is not complete.  Holders should refer to the applicable registration rights agreement for a full description of the registration rights that apply to the notes.

We agreed to file a shelf registration statement with respect to each of the 2027A notes and the 2027B notes under the Securities Act not later than 120 days after the first date of original issuance of the notes.  The notes and any common stock issuable upon conversion of the notes are referred to collectively as registrable securities.  We also agreed to use our commercially reasonable efforts to have this shelf registration statement declared effective not later than 180 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

(1)	two years from the latest date of original issuance of the applicable notes;

(2)	the date when all registrable securities shall have been registered under the Securities Act and disposed of;

(3)	the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act; and

(4)	the date on which the registrable securities cease to be outstanding.

If we notify the holders in accordance with the applicable registration rights agreement to suspend the use of the prospectus upon the occurrence of certain events, then the holders will be obligated to suspend the use of the prospectus until the requisite changes have been made.

A holder of registrable securities that sells registrable securities pursuant to this shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the applicable registration rights agreement which are applicable to such holder.

If:

(1)	the applicable shelf registration statement has not been filed with the SEC by the 120th day after the first date of original issuance of the notes;

(2)	the applicable shelf registration statement has not become effective by the 180th day after the first date of original issuance of the notes; or

(3)
after the applicable shelf registration statement has become effective, such applicable shelf registration statement ceases to be effective (without being succeeded immediately by an effective replacement applicable shelf registration statement), or the applicable shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of notes and any common stock issuable upon the conversion of the notes, in accordance with and during the periods specified in the applicable registration rights agreement for a period of time (including any suspension period) which exceeds 120 days in the aggregate in any consecutive 12-month period because either (i) any event occurs as a result of which the prospectus forming part of such shelf registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (ii) it shall be necessary to amend such shelf registration statement or supplement the related prospectus to comply with the Securities Act or Exchange Act or the respective rules thereunder, or (iii) the occurrence or existence of any pending corporate development or other material event with respect to us or a public filing with the SEC that, in our reasonable discretion, makes it appropriate to suspend the availability of the applicable shelf registration statement and the related prospectus;

(we refer to each such event described above in clauses (1) through (3) as a registration default), additional interest will accrue on the 2027A notes or the 2027B notes, as applicable, from and including the date on which the registration default shall occur to but excluding the date on which all such registration defaults have been cured, at the rate of (a) 0.25% of the principal amount of the 2027A notes or 2027B notes, as applicable, per year to and including the 90th day following the occurrence of such registration default and (b) 0.50% of the principal amount of the 2027A notes or 2027B notes, as applicable, per year from and after the 91st day following such registration default.  If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.  Other than our obligation to pay additional interest, we shall have no liability for monetary damages for a registration default.

We will pay all expenses incident to our performance of and compliance with the registration rights agreements, provide each holder that is selling registrable securities pursuant to the applicable shelf registration statement copies of the related prospectus as reasonably requested and take other actions as are required under the terms of the applicable registration rights agreement to permit, subject to the foregoing, unrestricted resales of the registrable securities.

ACCELERATED SHARE REPURCHASE TRANSACTION

On April 18, 2007, concurrently with the pricing of the notes in their initial offering, we entered into an accelerated share repurchase transaction with respect to our common stock with an affiliate of Credit Suisse Securities (USA) LLC, whom we refer to as the repurchase counterparty. Pursuant to the accelerated share repurchase transaction, we will purchase from the repurchase counterparty approximately $3 billion of our common stock. The exact number of shares will be determined based on the volume weighted average price of our common stock over a period of approximately nine months following the pricing date for the notes. The repurchase counterparty delivered to us approximately 47.2 million shares of our common stock on the issuance date of the notes. In addition, the repurchase counterparty (1) delivered to us approximately 12.5 million shares of our common stock on May 30, 2007 and (2) will deliver approximately 12.5 million shares of our common stock on June 30, 2007.

The exact number of shares of our common stock to be repurchased with respect the first $1.5 billion will be determined based on the volume weighted average price of our common stock over an approximately three month period that commenced shortly after the pricing date for the notes. At the end of this three month period, as a purchase price adjustment of the prepayment with respect to this first portion of the accelerated share repurchase transaction, we may deliver to the repurchase counterparty, or the repurchase counterparty may deliver to us, shares of our common stock. The number of shares of our common stock to be delivered in connection with such purchase price adjustment, and the party to whom such shares are delivered, will be determined based upon the volume weighted average price of our common stock over such three month period.

The exact number of shares of our common stock to be repurchased with respect to the remaining $1.5 billion will be determined based on the daily volume weighted average price of our common stock (subject to a per share floor and cap price resulting in a purchase by us under that part of the accelerated share repurchase transaction of no fewer than approximately 38.9 million shares of common stock and no more than approximately 42.5 million shares of common stock) over the subsequent approximately six month period. At the conclusion of this six month period, the repurchase counterparty will deliver to us the excess, if any, of the final number of shares to be repurchased under this second portion of the accelerated share repurchase transaction over the aggregate number of shares of common stock previously delivered with respect to that portion of the accelerated share repurchase transaction.

For a discussion of the impact of any market or other activity by the repurchase counterparty or its affiliates in connection with the accelerated share repurchase transaction, see “Plan of Distribution” and “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—The accelerated share repurchase transaction may affect the value of the notes and our common stock”.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 2,002,000,000 shares.  Those shares consist of:

•	2,000,000,000 shares designated as common stock, $0.001 par value; and

•	2,000,000 shares designated as preferred stock, $0.001 par value.

As of December 31, 2006, there were approximately 299 million shares of our common stock outstanding, and no shares of our preferred stock outstanding.

Common Stock

Holders of common stock are entitled to receive dividends declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of any shares of preferred stock then outstanding.  Each holder of common stock is entitled to one vote per share and, with proper notification, is entitled to cumulative voting in connection with the election of directors.  Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding.  The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities.  There are also no redemption or sinking fund provisions applicable to the common stock.

All outstanding shares of common stock are fully paid and nonassessable.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “LLTC.”

Preferred Stock

As of December 31, 2006, there were no shares of preferred stock outstanding.  The board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series, and to fix or designate the following terms of the preferred stock:

•	designations, powers, preferences, and privileges;

•	relative participating, optional or special rights; and

•	qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the holders of common stock.

The board of directors, without stockholder approval, may authorize and issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock.  The terms of the preferred stock that might be issued could conceivably make it more difficult to:

•	consummate a merger,

•	reorganize,

•	sell substantially all of our assets,

•	liquidate, or

•	engage in other extraordinary corporate transactions without preferred stockholder approval.

Preferred stock could therefore be issued quickly with terms calculated to delay, defer or prevent a change in control or to make it more difficult to remove our management.  Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Section 203 of the Delaware General Corporation Law

We are a Delaware corporation subject to Section 203 of the General Corporation Law of the State of Delaware, an antitakeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years after the date the person became an interested stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

The Section 203 restrictions do not apply if:

(i) the business combination or transaction is approved by our board of directors before the date the interested stockholder obtained such status;

(ii) upon consummation of the transaction that resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors that are outstanding at the time the transaction commenced.  The 85% calculation does not include those shares (a) owned by directors who are also officers of the target corporation, and (b) held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

(iii) on or after the date the interested stockholder obtained such status, the business combination is approved by our board of directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.  Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.  Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to us.  As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Charter and By-law Provisions

Our charter and by-laws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable.  Our charter gives our board of directors the power to establish the rights, preferences and privileges of authorized and unissued shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in April 2007 to Credit Suisse Securities (USA) LLC, the initial purchaser of the notes.  The initial purchaser resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A.  Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information, as of June 25, 2007, with respect to the selling securityholders and the principal amounts of notes and numbers of shares of common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders, and we have not independently verified this information. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales; the table below assumes that all selling securityholders will sell all of their notes or common stock, unless otherwise indicated. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

The percentage of notes outstanding beneficially owned by each selling securityholder is based on $1,000,000,000 aggregate principal amount of our 2027A Notes and $700,000,000 aggregate principal amount of our 2027B Notes. The number of shares of common stock that may be sold includes only shares of common stock into which the notes are initially convertible.  The conversion rate of the notes and the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances.  Accordingly, the number of shares of common stock into which the notes are convertible may change.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

3.00% Convertible Senior Notes Due May 1, 2027 –
Selling Securityholder Table

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding (1)	Number of Shares of Common Stock That May be Sold (2)	Percentage of Common Stock Outstanding (3)
Absolute Strategies Fund (4)	$124,000	*	2,480	*
ADI Alternative Investments (5)	$16,250,000	1.63%	325,000	*
ADI Alternative Investments c/o Axis Pan (6)	$2,000,000	*	40,000	*
ADI Alternative Investments c/o Casam ADI CB Arbitrage (7)	$5,500,000	*	110,000	*
ADI Alternative Investments c/o Kallista Master Fund Limited	$9,750,000	*	195,000	*
Allstate Insurance Company (8)	$4,500,000	*	90,000	*
American Beacon Funds (9)	$138,000	*	2,760	*
Argent Classic Convertible Arbitrage Fund II, L.P. (10)	$220,000	*	4,400	*

Argent Classic Convertible Arbitrage Fund L.P. (10)	$960,000	*	19,200	*
Argent Classic Convertible Arbitrage Fund Ltd. (7)	$5,560,000	*	111,200	*
Argent LowLev Convertible Arbitrage Fund II, LLC (11)	$ 30,000	*	600	*
Argent LowLev Convertible Arbitrage Fund Ltd. (11)	$2,100,000	*	42,000	*
Argentum Multi-Strategy Fund Ltd. - Classic (12)	$100,000	*	2,000	*
Aristeia International Limited	$116,925,000	11.69%	2,338,500	*
Aristeia Partners LP	$15,575,000	1.56%	311,500	*
Arkansas Pers	$2,950,000	*	59,000	*
Arlington County Employees Retirement System (8)	$240,000	*	4,800	*
Asante Health Systems (15)	$400,000	*	8,000	*
Aventis Pension Master Trust (9)	$200,000	*	4,000	*
Black Diamond Offshore Ltd.	$880,000	*	17,600	*
Boilemakers - Blacksmith Pension Trust (16)	$1,150,000	*	23,000	*
BP Amoco PLC Master Trust (4)	$1,571,000	*	31,420	*
BPER International Sicar - Global Convertible Bond EUR	$1,650,000	*	33,000	*
Caisse de Depot et Placement du Quebec	$1,000,000	*	20,000	*
CALAMOS Convertible and High Income Fund (17)	$18,000,000	1.80%	360,000	*
CALAMOS Convertible Fund - CALAMOS Investment Trust (17)	$3,800,000	*	76,000	*
CALAMOS Convertible Opportunities and Income Fund (17)	$14,000,000	1.40%	280,000	*
CALAMOS High Yield Fund - Calamos Investment Trust (17)	$4,000,000	*	80,000	*
CALAMOS Strategic Total Return Fund (17)	$35,500,000	3.55%	710,000	*
CBARB, a segregated account of Geode Capital Market Fund, Ltd.	$5,000,000	*	100,000	*
CEMEX Pension Plan (18)	$100,000	*	2,000	*
Centnnier Limited	$7,500,000	*	150,000
Cheyne Fund LP	$4,000,000	*	80,000	*
Cheyne Leverage Fund LP	$4,000,000	*	80,000	*
Citadel Equity Fund, Ltd. (19)	$30,000,000	3.00%	600,000	*
Class C Trading Company, Ltd. (10)	$1,270,000	*	25,400	*
Cockrell Foundation, The (20)	$ 50,000	*	1,000	*
Columbia Convertible Securities Fund	$2,500,000	*	50,000	*
CQS Convertible and Quantitative Strategies Master Fund (21)	$10,000,000	1.00%	200,000	*
Credit Suisse Securities LLC, USA	$26,468,000	2.65%	529,360	*
D. E. Shaw Valence Portfolios, L.L.C.	$50,000,000	5.00%	1,000,000	*
Delta Pilots Disability and Survivorship Trust (11)	$260,000	*	5,200	*
Dorinco Reinsurance Company (22)	$575,000	*	11,500	*
Double Black Diamond Offshore LDC	$7,120,000	*	142,400	*

Dow Chemical Company Employees’ Retirement Plan, The (11)	$1,200,000	*	24,000	*
Focused Sicar - Convert Global (EUR)	$25,000,000	2.50%	500,000	*
GLG Market Neutral Fund (14)	$15,000,000	1.50%	300,000	*
HFR CA Global Select Master Trust Account (24)	$120,000	*	2,400	*
HFRCA Opportunity Master Trust	$177,000	*	3,540	*
Hotel Union & Hotel Industry of Hawaii Pension Plan Master Trust (4)	$209,000	*	4,180	*
Inflective Convertible Opportunity Fund I, L.P. (25)	$5,400,000	*	108,000	*
Inflective Convertible Opportunity Fund I, Limited (25)	$10,500,000	1.05%	210,000	*
ING Equity Income Fund (8)	$1,927,000	*	38,540	*
Institutional Benchmark Series - Ivan Segregated Account (25)	$3,400,000	*	68,000	*
Investcorp Silverback Arbitrage Master Fund, Ltd.	$2,500,000	*	50,000	*
Kamunting Street Master Fund, Ltd.	$20,000,000	2.00%	400,000	*
Knoxville Utilities Board Retirement System (9)	$ 90,000	*	1,800	*
Louisiana Workers’ Compensation Corporation (9)	$110,000	*	2,200	*
Lydian Global Opportunities Master Fund Limited (24)	$10,000,000	1.00%	200,000	*
Lydian Overseas Partners Master Fund, Ltd. (24)	$30,000,000	3.00%	600,000	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent (12)	$420,000	*	8,400	*
Lyxor/Inflective Convertible Opportunity Fund (25)	$3,100,000	*	62,000	*
Macomb County Employees’ Retirement Plan (26)	$200,000	*	4,000	*
Meriter Health Services, Inc. Employee Retirement Plan (27)	$165,000	*	3,300	*
North Dakota State Investment Board (22)	$432,000	*	8,640	*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund (12)	$2,650,000	*	53,000	*
Partners Group Alternative Strategies PCC Ltd. (12)	$820,000	*	16,400	*
Pendragon (Convertible) Fund Ltd. (28)	$10,000,000	1.00%	200,000	*
PIMCO Convertible Fund	$825,000	*	16,500	*
Platinum Grove Contingent Capital Master Fund	$30,000,000	3.00%	600,000	*
Port Authority of Allegheny County Consolidated Trust Fund (18)	$ 35,000	*	700	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union (18)	$440,000	*	8,800	*

Quattro Fund Ltd.	$35,690,000	3.57%	713,800	*
Quattro Multistrategy Masterfund LP	$3,010,000	*	60,200	*
S.A.C. Arbitrage Fund, LLC	$4,000,000	*	80,000	*
Silvercreek II Limited	$4,500,000	*	90,000	*
Silvercreek Limited Partnership	$6,500,000	*	130,000	*
SPT (23)	$800,000	*	16,000	*
Stark Master Fund Ltd.	$65,000,000	6.50%	1,300,000	*
SuttonBrook Capital Portfolio LP	$38,500,000	3.85%	770,000	*
UBS (Lus) Bond Sicar - Convert Global USD B (4)	$900,000	*	18,000	*
UBS Institutional Fund Management Company for and on behalf of UBS (Lux) Institutional Fund (4)	$17,450,000	1.75%	349,000	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited	$1,200,000	*	24,000	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited	$16,300,000	1.63%	326,000	*
UBS Securities LLC	$8,500,000	*	170,000	*
UIF Equity Income Fund (8)	$1,193,000	*	23,860	*
Union Carbide Retirement Account (11)	$620,000	*	12,400	*
United Technologies Corporation Master Retirement Trust (4)	$519,000	*	10,380	*
Univar USA Inc. Retirement Plan (9)	$310,000	*	6,200	*
US Allianz Equity Income Fund (8)	$460,000	*	9,200	*
Van Kampen Equity and Income Fund (8)	$36,420,000	3.64%	728,400	*
Viacom Inc. Pension Plan Master Trust (4)	$ 77,000	*	1,540	*
Vicus Capital Master Fund	$15,000,000	1.50%	300,000	*
Waterstone Market Neutral Mac 51 Fund, Ltd.	$19,013,000	1.90%	380,260	*
Waterstone Market Neutral Master Fund, Ltd.	$35,987,000	3.60%	719,740	*
Wells Fargo & Company	$5,000,000	*	100,000	*
Xavex Convertible Arbitrage 10 Fund (10)	$350,000	*	7,000	*
Xavex Convertible Arbitrage 2 Fund (10)	$240,000	*	4,800	*

*	Less than 1%.
(1)	Calculated using $1,000,000,000 as the total aggregate principal amount of notes outstanding as of June 25, 2007.
(2)
Assumes conversion of all of the holder’s 2027A notes at a conversion price of $50.00  per share of common stock.  However, this conversion rate will be subject to adjustment as described under the section entitled “Description of the Notes – Conversion of Notes.”  As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act of 1934, as amended, using 241,346,298 shares of common stock outstanding as of June 22, 2007.  In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes.  However, we did not assume the conversion of any other holder’s notes.

(4)	The selling securityholder has advised us that SSI Investment Management Inc. is the registered holder of the shares.
(5)	The selling securityholder has advised us that Credit Agricole Investors Services is the registered holder of the shares.
(6)	The selling securityholder has advised us that Credit Suisse Europe is the registered holder of the shares.
(7)	The selling securityholder has advised us that Goldman Sachs International is the registered holder of the shares.
(8)	The selling securityholder has advised us that Cede & Co. is the registered holder of the shares.

(9)	The selling securityholder has advised us that State Street Bank & Trust Company is the registered holder of the shares.
(10)	The selling securityholder has advised us that Deutsche Bank is the registered holder of the shares.
(11)	The selling securityholder has advised us that Morgan Stanley & Co. is the registered holder of the shares.
(12)	The selling securityholder has advised us that Goldman Sachs & Co. – NY is the registered holder of the shares.
(13)	The selling securityholder has advised us that Hare & Co. is the registered holder of the shares.
(14)	The selling securityholder has advised us that Deutsche Bank Au London is the registered holder of the shares.
(15)	The selling securityholder has advised us that USB Financial Services Inc. is the registered holder of the shares.
(16)	The selling securityholder has advised us that Brotherhood Bank is the registered holder of the shares.
(17)	The selling securityholder has advised us that Bank of New York is the registered holder of the shares.
(18)	The selling securityholder has advised us that Mellon Trust is the registered holder of the shares.
(19)	The selling securityholder has advised us that Citadel Trading Group, LLC is the registered holder of the shares.
(20)	The selling securityholder has advised us that Salomon Smith Barney, Inc. is the registered holder of the shares.
(21)	The selling securityholder has advised us that Barclays Capital Securities Limited London SBL/PB DTC #2103 is the registered holder of the shares.
(22)	The selling securityholder has advised us that The Northern Trust Company is the registered holder of the shares.
(23)	The selling securityholder has advised us that Pershing is the registered holder of the shares.
(24)	The selling securityholder has advised us that Lehman Brothers International Europe is the registered holder of the shares.
(25)	Thomas J. Ray has voting and investment power over these securities.
(26)	The selling securityholder has advised us that Bank One is the registered holder of the shares.
(27)	The selling securityholder has advised us that US Bank is the registered holder of the shares.
(28)	The selling securityholder has advised us that Morgan Stanley International is the registered holder of the shares.

3.125% Convertible Senior Notes Due May 1, 2027 -
Selling Securityholder Table

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold	Percentage of Common Stock Outstanding
ACE Tempest Reinsurance Ltd. (4)	$1,105,000	*	21,894	*
Acuity Master Fund Ltd. (5)	$13,200,000	1.89%	261,542	*
Advent Convertible ARB Master	$5,499,000	*	108,956	*
Agamas Continuum Master Fund, Ltd.	$7,500,000	1.07%	148,603	*
Chrysler Corporation Master Retirement Trust (4)	$4,945,000	*	97,979	*
Columbia Convertible Securities Fund	$2,500,000	*	49,534	*
Credit Suisse Securities LLC, USA	$55,645,000	7.95%	1,102,538	*
Delaware Public Employees Retirement System (6)	$2,940,000	*	58,252	*
Delta Air Lines Master Trust - CV (7)	$775,000	*	15,355	*
Delta Pilots Disability & Survivorship Trust - CV (7)	$625,000	*	12,383	*
F.M. Kirby Foundation, Inc. (7)	$855,000	*	16,940	*
Goldman Sachs & Co. Profit Sharing Master Trust	$231,000	*	4,576	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (6)	$510,000	*	10,105	*
International Truck & Engine Corporation Retiree Health Benefit Trust (6)	$305,000	*	6,043	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (6)	$280,000	*	5,547	*

Investcorp Silverback Arbitrage Master Fund, Ltd.	$7,500,000	1.07%	148,603	*
Lehman Brothers Inc.	$4,000,000	*	79,255	*
Lydian Global Opportunities Master Fund Limited	$6,250,000	*	123,836	*
Lyxor Master Trust Fund	$172,000	*	3,407	*
Lyxor/Acuity Fund Ltd. (5)	$18,000,000	2.57%	356,648	*
Microsoft Capital Group, L.P. (6)	$520,000	*	10,303	*
National Bank of Canada - Tenor	$750,000	*	14,860	*
National Railroad Retirement Investment Trust (6)	$2,815,000	*	55,775	*
OCM Convertible Trust (8)	$1,660,000	*	32,890	*
OCM Global Convertible Securities Fund (9)	$625,000	*	12,383	*
OZ Special Funding (OZMD), L.P.	$19,769,000	2.82%	391,699	*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	$1,650,000	*	32,692	*
Pendragon (Convertible) Fund Ltd	$30,000,000	4.29%	594,414	*
Quattro Fund Ltd.	$13,695,000	1.96%	271,349	*
Quattro Multistrategy Masterfund LO	$1,155,000	*	22,884	*
Qwest Occupational Health Trust (8)	$360,000	*	7,132	*
Qwest Pension Trust (8)	$2,190,000	*	43,392	*
Redbrick Capital Master Fund, Ltd.	$30,000,000	4.29%	594,414	*
RHP Master Fund, Ltd.	$4,500,000	*	89,162	*
Silvercreek II Limited (11)	$2,000,000	*	39,627	*
Silvercreek Limited Partnership (11)	$3,000,000	*	59,441	*
Steelhead Pathfinder Master LP	$4,000,000	*	79,255	*
SuttonBrook Capital Portfolio LP	$25,000,000	3.57%	495,345	*
Tenor Opportunity Master Fund, Ltd.	$6,750,000	*	133,743	*
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (4)	$450,000	*	8,916	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Ltd.	$3,400,000	*	67,366	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited	$39,100,000	5.59%	774,719	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Bond Master Limited	$1,500,000	*	29,720	*
UnumProvident Corporation (7)	$820,000	*	16,247	*
Vanguard Convertible Securities Fund, Inc. (10)	$8,275,000	1.18%	163,959	*
Vicus Capital Master Fund	$15,000,000	2.14%	29,207	*
Virginia Retirement System (8)	$5,255,000	*	104,121	*
Waterstone Market Neutral Mac 51 Fund, Ltd.	$16,934,000	2.42%	335,526	*
Waterstone Market Neutral Master Fund, Ltd.	$30,566,000	4.37%	605,628	*
Wells Fargo & Company	$8,000,000	1.14%	158,510	*

*	Less than 1%.
(1)	Calculated using $700,000,000 as the total aggregate principal amount of notes outstanding as of June 25, 2007.
(2)
Assumes conversion of all of the holder’s 2027B notes at a conversion price of $50.47 per share of common stock.  However, this conversion rate will be subject to adjustment as described under the section entitled “Description of the Notes – Conversion of Notes.”  As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act of 1934, as amended, using 241,346,298 shares of common stock outstanding as of June 22, 2007.  In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes.  However, we did not assume the conversion of any other holder’s notes.

(4)	The selling securityholder has advised us that State Street Bank & Trust Company is the registered holder of the shares.
(5)	The selling securityholder has advised us that Morgan Stanley & Co. is the registered holder of the shares.
(6)	The selling securityholder has advised us that The Northern Trust Company is the registered holder of the shares.
(7)	The selling securityholder has advised us that JP Morgan Chase & Co. is the registered holder of the shares.
(8)	The selling securityholder has advised us that Mellon Bank is the registered holder of the shares.
(9)	The selling securityholder has advised us that Bank of New York is the registered holder of the shares.
(10)	The selling securityholder has advised us that US Bank is the registered holder of the shares.

Information about other selling securityholders will be set forth in prospectus supplements or post-effective amendments, if required. Information about the selling securityholders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.

Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities.

Based solely on information provided to us by the selling securityholders, none of the selling securityholders who are affiliates of broker-dealers purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus.  The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders or their pledgees, donees, transferees or any successors in interest (all of whom may be selling securityholders); or

•
through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.  If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.  These securityholders purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by these securityholders.  To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•
on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers.  These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions.  The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders.  Selling securityholders may sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus.  In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “LLTC.”  We do not intend to apply for the listing of the notes on any securities exchange.  The initial purchasers have advised us that it intends to make a market in the notes.  However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.  Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus.  In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act.  The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person.  In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution.  This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted.  This summary does not provide a complete analysis of all potential tax considerations.  The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect.  The summary generally applies only to beneficial owners of the notes that hold the notes and common stock as “capital assets” (generally, for investment).  This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar).  Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code).  Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

Classification of the Notes

We will treat the notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (“CPDIs”) for U.S. federal income tax purposes.  Pursuant to the terms of the indentures, we and each holder of the notes must treat the notes in such a manner for U.S. federal income tax purposes, and each holder is bound by our application of those regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes and the related projected payment schedule, as described below.  The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations.

However, no authority directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes, and the proper treatment of a holder of a note is, therefore, uncertain in various respects.  The Internal Revenue Service (the “IRS”) issued Revenue Ruling 2002-31 and Notice 2002-36, in which it addressed the U.S. federal income tax treatment of a debt instrument similar, although not identical, to the notes, and concluded that the debt instrument addressed in the Revenue Ruling was subject to the CPDI regulations.  In addition, the IRS clarified certain aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance.  The applicability of Revenue Ruling 2002-31 and Notice 2002-36, however, to a particular debt instrument, such as the notes, is uncertain.  We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock, and no assurance can be given that the IRS will not challenge one or more of the tax consequences described herein.  A different treatment of the notes from that described below could affect the amount, timing, source and character of income, gain or loss in respect of an investment in notes.  In particular, it might be determined that a holder should have accrued interest income at a different rate from the “comparable yield” described below, should not have recognized income or gain upon conversion of the notes, and should have recognized capital gain or loss upon a taxable disposition of the notes.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source.  A trust is a U.S. holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.  A ‘‘non-U.S. holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.  If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership.  A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

Under the rules governing CPDIs, a U.S. holder generally will be required to accrue interest income on the notes in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting.  Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of any interest payments actually received in that year.

The CPDI regulations provide that a U.S. holder must accrue as original issue discount for U.S. federal income tax purposes an amount of ordinary interest income for each accrual period prior to and including the maturity date of the notes that equals:

(1)
the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the U.S. holder held the notes.

The issue price of a note is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).  The adjusted issue price of a note is its issue price increased by any interest income previously accrued under the projected payment schedule, determined without regard to any adjustments to interest accruals described below under “Adjustments to Interest Accruals on the Notes”, and decreased by the amount of any noncontingent payments and projected amount of any contingent payments previously scheduled to have been made with respect to the notes (without regard to actual payments).  The projected payments are treated as the actual payments for purposes of making adjustments to the issue price of the notes.

Under the rules governing CPDIs, we are required to establish the “comparable yield” of the notes, which we have determined to be 7.00%, in the case of both the 2027A notes and the 2027B notes, in each case, compounded semi-annually.  This is the annual yield we believe we would pay, as of the initial issue date of the notes, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes.  The precise manner of determining the comparable yield is not entirely clear.  There can be no assurance that the IRS will not challenge our determination of the comparable yield or that such challenge will not be successful.  If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

We also are required to provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the notes.  This schedule must produce the comparable yield.  The projected payment schedule for the notes includes estimates for payments of interest and an estimate for a payment at maturity taking into account the conversion feature.  U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Linear Technology Corporation, 1630 McCarthy Boulevard, Milpitas, California 95035-7417, Attention: Chief Financial Officer.

Under the indentures, each U.S. holder is required for U.S. federal income tax purposes to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the notes.

THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER’S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE NOTES OR THE VALUE AT ANY TIME OF THE NOTES OR COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Notes

If a U.S. holder of notes receives during any taxable year actual payments with respect to its notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess.  The U.S. holder must treat a net positive adjustment as additional interest income.  For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion of the notes) received in that year.

If a U.S. holder receives during a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit.  This net negative adjustment will (i) reduce the U.S. holder’s interest income on the notes for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion, redemption or other disposition of the notes.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if the amount of a contingent payment on a note becomes fixed more than six months prior to the due date of the payment.  Generally, in this case a U.S. holder would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment.  The U.S. holder’s tax basis in the note alsowould be affected.  U.S. holders are urged to consult your tax advisor concerning the application of these special rules.

If a U.S. holder purchases a note at a price other than its adjusted issue price, the difference between the U.S. holder’s purchase price and the adjusted issue price of the note generally must be reasonably allocated to daily portions of interest or projected payments over the remaining term of the notes by making positive adjustments (if the purchase price is less than the adjusted issue price) or negative adjustments (if the purchase price is more than the adjusted issue price).  On the date of any such positive or negative adjustment, the U.S. holder’s basis in the note is increased or reduced, as applicable, by the amount of the adjustment.

Sale, Exchange, Conversion, Redemption or Other Disposition of Notes

Generally, the sale, exchange, conversion, redemption or other disposition of a note will result in taxable gain or loss to a U.S. holder.  Note that, as described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common stock upon conversion as a contingent payment with respect to the notes.  Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations.  As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments.  Under this treatment, a conversion also will result in taxable gain or loss to the U.S. holder.  The amount of gain or loss on a taxable sale, exchange, conversion, redemption or other disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder’s adjusted tax basis in the note.  Except as set forth in the last paragraph above under “—Adjustments to Interest Accruals on the Notes” with respect to a U.S. holder that purchases a note at a price other than its adjusted issue price, U.S. holder’s adjusted tax basis in a note generally should be equal to the U.S. holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. holder under the projected payment schedule (determined without regard to any adjustments to interest accruals described above under “—Adjustments to Interest Accruals on the Notes”), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to have been made on the notes to the U.S. holder (without regard to the actual payments).  Except as set forth in the last paragraph above under “—Adjustments to Interest Accruals on the Notes” with respect to a U.S. holder that purchases a note at a price other than its adjusted issue price, the projected payments generally are treated as the actual payments for purposes of making adjustments to basis.  The amount of any gain will be reduced by any net negative adjustment carried forward, as described above under “—Adjustments to Interest Accruals on the Notes.” Gain recognized upon a sale, exchange, conversion, redemption or other disposition of a note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest on the notes included in income for the year of sale or any prior period, and thereafter, capital loss (which will be long-term if the note is held for more than one year).  The deductibility of net capital losses by individuals and corporations is subject to limitations.  A U.S. holder who sells or converts a note at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.  All holders should consult their tax advisors regarding the treatment of capital gains and losses.

    `

A U.S. holder’s tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock.  The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion, rather than on the date of acquisition of the notes.

In the event that we undergo a business combination as described under “Description of Notes—Conversion by Holders—Conversion Rate Adjustments,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant business combination constituting a designated event.  Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.  U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid.  If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock.  If the U.S. holder is a U.S. corporation, it generally would be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied.  Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15% (effective for tax years through 2010), provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances.  A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets.  In that case, the noteholders generally will be treated as though they received a taxable distribution in the form of our common stock.  A taxable constructive stock distribution will result, for example, when the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders out of earnings and profits.  See “Dividend Policy”.  The adjustment to the conversion rate of notes converted in connection with a change in control, as described under “Description of Notes—Make Whole Premium Upon Designated Event” above, also may be treated as a taxable stock distribution.  Not all changes in the conversion rate that result in noteholders’ receiving more common stock on conversion, however, increase the noteholders’ proportionate interests in us.  For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure.  Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions.  Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders.  In addition, if an event occurs that increases the interests of holders of the notes and the conversion rate of the notes is not adjusted (or not adequately adjusted), this could be treated as a taxable stock distribution to holders of the notes.  Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock will be treated for U.S federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property.  They will result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or common stock (as the case may be) or as capital gain.  U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale or Exchange of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of common stock.  The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock.  The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock.  The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction.  Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20%).  Short-term capital gains are taxed at ordinary income rates.  The deductibility of capital losses by individuals and corporations is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor.  Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.  The portfolio interest exception will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership; or

•
is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, the interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. holders described below apply only if the holder certifies its nonresident status.  A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment.  If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent.  The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Additional Interest

Absent further relevant guidance from the IRS, we may treat payments of additional interest, if any, to Non-U.S. holders as described above under “Description of Notes—Registration Rights” as subject to U.S. federal withholding tax.  Therefore, we may withhold on such payments at a rate of 30% unless we timely receive a properly executed IRS Form W-8BEN or W-8ECI from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to the non-U.S. holder’s permanent establishment).  If we withhold tax from any payment of additional interest made to a non-U.S. holder and such payment were determined not to be subject to U.S. federal tax, a non-U.S. holder generally would be entitled to a refund of any tax withheld.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes of Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders— Taxation of Interest” above) or common stock, unless:

•
the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Non-U.S. holders—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•
subject to certain exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years (or, if shorter, the non-U.S. holder’s holding period for the notes disposed of) before the transaction, a “U.S. real property holding corporation” (or USRPHC).  In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets.  We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion (as described under “—U.S. Holders— Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate.  A taxable constructive stock distribution will result, for example, when the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders out of our earnings and profits.  See “Dividend Policy”.  Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the non-U.S. holder.  The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence.  A non-U.S. holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form.  A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.  Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S.  trade or business are discussed below under “—Non-U.S. holders—Income or Gains Effectively Connected with a U.S. Trade or Business”.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business.  If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders.  If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States.  Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding.  To claim exemption from withholding, the holder must certify its qualification, which can be done by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form.  If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS.  Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers.  The required information returns enable the IRS to determine whether the recipient properly included the payments in income.  This reporting regime is reinforced by “backup withholding” rules.  These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns.  The backup withholding tax rate is currently 28%.

Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements.  Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding.  If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding.  This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. holders—Taxation of Interest” and “—Non-U.S. holders—Dividends” above.  Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.  Payments to Non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form.  Payments made to Non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the Private Placement Offering have been passed upon for the initial purchaser by Shearman & Sterling LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Linear Technology Corporation appearing in Linear Technology Corporation's Annual Report (Form 10-K) for the year ended July 2, 2006 (including schedule appearing therein), and Linear Technology Corporation management's assessment of the effectiveness of internal control over financial reporting as of July 2, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

The following documents filed by us with the SEC are incorporated by reference into and made part of this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended July 2, 2006 filed with the SEC on September 8, 2006;

•
the information incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended July 2, 2006 from our definitive proxy statement relating to our 2006 annual meeting of stockholders filed with the SEC on September 25, 2006;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended October 1, 2006, December 31, 2006 and April 1, 2007, filed with the SEC on November 8, 2006, February 5, 2007 and May 8, 2007, respectively;

•	our Current Reports on Form 8-K filed on October 18, 2006 , January 18, 2007 and April 24, 2007; and

•
The description of our common stock contained in our Registration Statement on Form 8-A filed  with the SEC pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings and all other information subsequently incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following:

Linear Technology Corporation
1630 McCarthy Boulevard
Milpitas, California 95035
(408) 432-1900
Attn: Chief Financial Officer

We are also incorporating by reference all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to termination of the offering made hereby (except information “furnished” on a current report on Form 8-K).  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid by us in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$52,190
Trustee’s fees and expenses	$10,000
Rating Agency	315,000
Accounting fees and expenses	$177,500
Legal fees and expenses	$725,000
Printing and engraving	$23,595
Total	$1,303,285

Item 15. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware (the  "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement  actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good  faith and in a manner  such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of an action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred.

Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person's duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. In accordance with the DGCL, Article IX of our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as it may be amended, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

As permitted by the DGCL, our bylaws provide that, under certain circumstances, directors and officers shall be indemnified against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding by reason of their status as such.

We also have indemnification agreements with our directors and executive officers, whereby we indemnify these persons to the maximum extent authorized by Section 145 of the DGCL for certain events or occurrences while the executive officer or director is or was serving at our request in such capacity. Under these indemnification agreements, we also agree to indemnify our directors and executive officers against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding (including an action by or in the right of us) by reason of their status as such.

We maintain insurance covering our directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Filed Herewith
3.1	Certificate of Incorporation of Linear Technology Corporation.	10-K	7/1/2001
3.2	Amended and Restated Bylaws of Linear Technology Corporation.	8-K	10/18/2006
4.1	3.00% Convertible Senior Notes Indenture dated April 24, 2007 between Linear Technology Corporation and U.S. Bank National Association, as Trustee.	10-Q	5/8/2007
4.2	3.125% Convertible Senior Notes Indenture dated April 24, 2007 between Linear Technology Corporation and U.S. Bank National Association, as Trustee.	10-Q	5/8/2007
4.3	Form of 3.00% Convertible Senior Notes (included in Exhibit 4.1).
4.4	Form of 3.125% Convertible Senior Notes (included in Exhibit 4.2).
4.5	Registration Rights Agreement for 3.00% Convertible Senior Notes dated April 24, 2007 between Linear Technology Corporation and Credit Suisse Securities (USA) LLC.	10-Q	5/8/2007
4.6	Registration Rights Agreement for 3.125% Convertible Senior Notes dated April 24, 2007 between Linear Technology Corporation and Credit Suisse Securities (USA) LLC.	10-Q	5/8/2007
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation			X
12.1	Computation of Ratio of Earnings to Fixed Charges			X
23.1	Consent of Independent Registered Public Accounting Firm.			X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (reference is made to page II-6 of this Registration Statement on Form S-3).			X
25.1	Form T-1 Statement of Eligibility of Trustee under the Indentures dated April 24, 2007 between Linear Technology Corporation and U.S. Bank National Association, as Trustee.			X

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i )	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by such undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(a) and contained in a form of prospectus filed by the registrant pursuant to Rule 420(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on June 25, 2007.

LINEAR TECHNOLOGY CORPORATION

By: /s/ Paul Coghlan
Name: Paul Coghlan
Title: Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 25, 2007.  Each person whose signature appears below constitutes and appoints Lothar Maier and Paul Coghlan, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Lothar Maier	Chief Executive Officer and Director	June 25, 2007
Lothar Maier	(Principal Executive Officer)

/s/ Paul Coghlan	Vice President, Finance and Chief Financial Officer	June 25, 2007
Paul Coghlan	(Principal Financial and Accounting Officer)

/s/ Robert H. Swanson, Jr.	Executive Chairman of the Board	June 25, 2007
Robert H. Swanson, Jr.

/s/ David S. Lee	Director	June 25, 2007
David S. Lee

/s/ Thomas S. Volpe	Director	June 25, 2007
Thomas S. Volpe

/s/ Richard M. Moley	Director	June 25, 2007
Richard M. Moley

EXHIBIT INDEX

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Filed Herewith
3.1	Certificate of Incorporation of Linear Technology Corporation.	10-K	7/1/2001
3.2	Amended and Restated Bylaws of Linear Technology Corporation.	8-K	10/18/2006
4.1	3.00% Convertible Senior Notes Indenture dated April 24, 2007 between Linear Technology Corporation and U.S. Bank National Association, as Trustee.	10-Q	5/8/2007
4.2	3.125% Convertible Senior Notes Indenture dated April 24, 2007 between Linear Technology Corporation and U.S. Bank National Association, as Trustee.	10-Q	5/8/2007
4.3	Form of 3.00% Convertible Senior Notes (included in Exhibit 4.1).
4.4	Form of 3.125% Convertible Senior Notes (included in Exhibit 4.2).
4.5	Registration Rights Agreement for 3.00% Convertible Senior Notes dated April 24, 2007 between Linear Technology Corporation and Credit Suisse Securities (USA) LLC.	10-Q	5/8/2007
4.6	Registration Rights Agreement for 3.125% Convertible Senior Notes dated April 24, 2007 between Linear Technology Corporation and Credit Suisse Securities (USA) LLC.	10-Q	5/8/2007
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation			X
12.1	Computation of Ratio of Earnings to Fixed Charges			X
23.1	Consent of Independent Registered Public Accounting Firm.			X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (reference is made to page II-6 of this Registration Statement on Form S-3).			X
25.1	Form T-1 Statement of Eligibility of Trustee under the Indentures dated April 24, 2007 between Linear Technology Corporation and U.S. Bank National Association, as Trustee.			X